Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

BY AND AMONG

ENTEL INVERSIONES S.A.,

EMPRESA NACIONAL DE TELECOMUNICACIONES S.A.,

NII MERCOSUR TELECOM, S.L.

NII MERCOSUR MÓVILES, S.L.

AND

NII HOLDINGS, INC.

Dated as of April 4, 2013

i

(continued)

(continued)

Exhibits

Exhibit A	Purchaser Transition Services Agreement

Schedules

Schedule 1.1(a)	Company Transaction Expenses

Schedule 1.1(b)	Group A Concessions

Schedule 1.1(c)	Group B Concessions

Schedule 1.1(d)	Knowledge Of The Sellers And Sellers’ Parent

Schedule 1.1(e)	Company Certification

Schedule 4.2(h)	Transferred Contracts

Schedule 5.3(a)	Seller Conflicts; Consents Of Third Parties

Schedule 5.3(b)	Governmental Approvals

Schedule 5.8.	No Undisclosed Liabilities

(continued)

Page

Schedule 5.10(c)	Taxes

Schedule 5.10(d)	Taxes Examinations

Schedule 5.11(a)	Owned Real Property

Schedule 5.11(b)	Leased Real Property

Schedule 5.12.	Intellectual Property

Schedule 5.13(a)	Material Contracts

Schedule 5.13(b)	Material Contract Breaches

Schedule 5.14(a)	Labor-Related Agreements

Schedule 5.14(b)	Work Stoppages

Schedule 5.14(c)	Pending Collective Bargaining Agreements

Schedule 5.14(d)	Labor-Related Proceedings

Schedule 5.14(e)	Company Employee Plans

Schedule 5.15	Seller Litigation

Schedule 5.16(a)	Compliance with Laws

Schedule 5.16(b)	Permits

Schedule 5.16(c)	Transmitter Sites with Expressly Granted Municipal Permits

Schedule 5.17	Seller Financial Advisors

Schedule 5.18	Bank Accounts and Powers of Attorney

Schedule 5.19	Transactions With Affiliates, Shareholders, Officers and Directors

Schedule 5.20(d)	Environmental Matters

Schedule 5.21	Insurance

Schedule 5.23(b)(ii)	Liens On Group B Concessions

Schedule 5.23(b)(iv)	Breach of Group B Concessions

Schedule 5.23(b)(v)	Legal Proceedings Relating To Company Concessions

Schedule 5.23(d)	Regulatory Reports

Schedule 5.24(a)	Network Assets

Schedule 5.24(c)	Transmitter Sites

Schedule 6.2(a)	Purchaser Conflicts

Schedule 6.2(b)	Purchaser Consents

Schedule 6.3	Purchaser Litigation

Schedule 6.5	Purchaser Financial Advisors

Schedule 7.2	Exceptions to Ordinary Course Covenant

(continued)

Page

Schedule 7.8	Applicable Employees

Schedule 7.15(b)	Headquarters Employees

Schedule 7.17	Capital Expenditure Amount and Marketing Amount

Schedule 7.18	Surviving Affiliate Agreements

Schedule 8.1(e)	Required Third Party Consents

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of April 4, 2013, by and among Entel Inversiones S.A., a corporation existing under the Laws of Chile (“Entel Inversiones”), Empresa Nacional de Telecomunicaciones S.A., a corporation existing under the Laws of Chile (“Entel”), NII Mercosur Telecom, S.L., a limited liability company existing under the Laws of Spain (“NII Telecom”), NII Mercosur Móviles, S.L., a limited liability company existing under the Laws of Spain (“NII Móviles”), and NII Holdings, Inc., a corporation existing under the Laws of the State of Delaware (the “Sellers’ Parent”). Terms that are capitalized and not defined in context have the meaning set forth or cross-referenced in Article I.

RECITALS:

A. The Sellers own all of the Company Shares and, at the Closing, will own all of the Additional Shares of Nextel del Perú S.A. (the “Company”).

B. The Sellers desire to sell to the Purchasers, and the Purchasers desire to purchase from the Sellers, the Shares for the purchase price and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants of this Agreement, the Parties agree:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings indicated:

“1900 MHz Concession Agreement” means the Concession Agreement, dated September 21, 2007, between the Company and the MTC, as supplemented in writing from time to time.

“Acquisition Proposal” has the meaning set forth in Section 7.20.

“Additional Shares” has the meaning set forth in Section 7.18.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement, as it may be amended from time to time.

“Applicable Employee” has the meaning set forth in Section 7.8(a).

“Applicable Purchase Price” means:

(a) $397,000,000 if the Closing Date occurs during the Discount Price Period; or

(b) $400,000,000 if the Closing Date occurs on the Base Price Date; or

(c) after the Base Price Date, the amount of cash payable by the Purchasers to the Sellers based on the number of days that elapse from (but not including) the Base Price Date to (and including) the Closing Date as set forth below:

(i)	Up to 15 days	$403,000,000

(ii)	More than 15 and up to 45 days	$404,000,000

(iii)	More than 45 and up to 75 days	$406,000,000

(iv)	More than 75 and up to 105 days	$409,000,000

(v)	More than 105 and up to 135 days	$412,000,000

(vi)	More than 135 days	$415,000,000

“Audited Financial Statements” has the meaning set forth in Section 5.7.

“Base Price Date” means the Business Day immediately following the last day of the Discount Price Period.

“Beneficiaries” has the meaning set forth in Section 9.2(a).

“Business Day” means any day of the year on which national banking institutions in New York, Peru and Chile are open to the public for conducting business and are not required or authorized to close.

“Capital Expenditure Amount” means the capital expenditure amount set forth on Schedule 7.17 multiplied by a fraction, the numerator of which is the number of calendar days from January 1, 2013 and ending on the day immediately prior to the Closing Date and the denominator of which is 365.

“Change of Control” means the occurrence of any of the following:

(i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Sellers’ Parent and its subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such “person” or its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the beneficial owner, directly or indirectly, of 50% or more of the voting stock of the Sellers’ Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right to the extent that such option right is exercisable within 60 days after the date of determination); or

(iii) the Sellers’ Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Sellers’ Parent, in any such event pursuant to a transaction in which any of the outstanding voting stock of the Sellers’ Parent or such Person is converted into or exchanged for cash, securities or other property, other than any such transaction where, the voting stock of the Sellers’ Parent outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee Person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Claim Notice” has the meaning set forth in Section 9.3(a).

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Statement” has the meaning set forth in Section 3.3(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in Recital A.

“Company’s Business” means the business of marketing, selling and providing wireless telecommunication services, including voice, push to talk and data services, and fixed and mobile services in Peru and services ancillary thereto, in each case as conducted by the Company on the date hereof.

“Company Certification” means the certification process to be undertaken by the Company in accordance with the procedures and methodologies described on Schedule 1.1(e).

“Company Certification Date” means the date which is the latest of (A) the date on which the Purchasers have received all the reports and other deliverables specified in Schedule 1.1(e), (B) the date that the Company makes the OSIPTEL filing and (C) May 15, 2013.

“Company Concession” means each of the Group A Concessions and the Group B Concessions.

“Company Debt” means, without duplication, all liabilities of the Company for (i) indebtedness for borrowed money, (ii) other obligations evidenced by a note, bond, debenture or similar instrument, (iii) all obligations, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (iv) the deferred purchase price of property or services (other than trade payables in the Ordinary Course of Business and payable on customary trade terms not exceeding 360 days), (v) all obligations created or arising under any conditional sale or title retention agreement, (vi) all obligations (other than trade payables in the Ordinary Course of Business and payable on customary trade terms not exceeding 360 days) secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien (other than Permitted Liens referred to in clauses (i)-(iv) and (vi)-(ix) of the definition thereof) on assets owned by the obligor, whether or not the obligor has assumed or become liable for the payment of such obligation, (vii) all obligations or commitments under capitalized leases, (viii) any Company Transaction Expenses, (ix) all obligations of others described in (i)-(viii) above Guaranteed by the Company, and (x) all accrued interest, fees, premiums, penalties and/or other amounts due in respect of clauses (i), (ii), (iii) and (ix) of this definition.

“Company Employee Plan” has the meaning set forth in Section 5.14(e).

“Company Leases” has the meaning set forth in Section 5.11(b).

“Company Licensed IP” has the meaning set forth in Section 7.12(b).

“Company Privacy Policy” means each published privacy policy of the Company currently in effect relating to the collection, storage, disclosure or transfer of any Personal Data of the Company’s subscribers.

“Company Shares” has the meaning set forth in Section 5.4(a).

“Company Transaction Expenses” means, without duplication, (i) the Company’s applicable portion of any payments, fees and expenses incurred in connection with completing the Company Certification and obtaining the consents, waivers or amendments of any Persons, regulatory approvals and other closing deliverables of the Company or the Sellers in connection with any of the transactions contemplated by this Agreement, (ii) all change of control payments, bonuses, retention payments, severance payments, termination payments and other payments by the Company which are triggered by the negotiation, preparation or execution of this Agreement or consummation of any of the transactions contemplated hereby and (iii) all third party out-of-pocket expenses (including fees and disbursements of attorneys, investment bankers, accountants, tax advisors and other professional advisors) incurred by the Company in connection with the negotiation, preparation or execution of this Agreement or the consummation of any of the transactions contemplated hereby, which, in each case, are unpaid as of the Closing Date. For the avoidance of doubt, Company Transaction Expenses shall not include any payments, fees or expenses that otherwise would be Company Transaction Expenses but are (i) paid on behalf of the Company by any of the Sellers or the Sellers’ Parent (out of the proceeds of the Net Purchase Price or otherwise), (ii) paid by the Purchasers pursuant to their agreement to share expenses as set forth in Schedule 1.1(a), (iii) already taken into account for purposes of calculating the Estimated Net Working Capital or Final Net Working Capital or (iv) incurred after the Closing by the Company.

“Company Transition Services Agreement” means that certain Transition Services Agreement to be entered into by the Company, Entel and Nextel Chile S.A. on the Closing Date, in substantially the same form as the Seller Transition Services Agreement, pursuant to which the Company shall provide certain services to Nextel Chile S.A.

“Confidentiality Agreement” has the meaning set forth in Section 7.6(a).

“Contract” means any written contract, indenture, note, bond, lease, commitment or other legally binding agreement.

“Deductible Amount” has the meaning set forth in Section 9.4(b).

“Discount Price Period” means the period beginning on the date of this Agreement and ending on the later of (a) the date 45 days after the Company Certification Date and (b) the date five Business Days after the date on which all conditions set forth in Section 8.1 (other than the conditions set forth in (i) Section 8.1(d)(ii) and (ii) Section 8.1(g) with respect to the closing deliverables set forth in Section 4.2(a)-(f) and Section 4.2(g)(ii)) have been either satisfied or waived by the Purchasers.

“Drop Dead Date” has the meaning set forth in Section 4.4(a)(ii).

“Employee Plan” means any plan, program, arrangement, agreement or commitment which is an employment, consulting or deferred compensation agreement, or a compensation, incentive bonus or other bonus, pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation, or other employee benefit plan, program, arrangement, agent or commitment that are sponsored or maintained by the Company, but does not include obligations of the Company under Law.

“Enhanced Severance Obligations” has the meaning set forth in Section 7.8(b).

“Entel” has the meaning set forth in the Preamble.

“Entel Inversiones” has the meaning set forth in the Preamble.

“Environmental Law” shall mean any applicable Law relating to (i) the protection of the environment (including air, water, soil and natural resources) or (ii) the use, storage, handling, release or disposal of any Hazardous Substance or waste, in each case as presently in effect.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into as of the Closing among each of the Parties and the Escrow Agent, which shall be on terms mutually agreeable to the parties thereto.

“Estimated Net Company Debt” has the meaning set forth in Section 3.3(a).

“Estimated Net Working Capital” has the meaning set forth in Section 3.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Closing Statement” has the meaning set forth in Section 3.3(c).

“Final Net Company Debt” has the meaning set forth in Section 3.3(e)(iii).

“Final Net Working Capital” has the meaning set forth in Section 3.3(e)(i).

“Financial Statements” has the meaning set forth in Section 5.7.

“FITEL” means the Fondo de Inversión de Telecomunicaciones of Peru.

“FITEL Required Amount” means, as in effect from time to time prior to the Closing Date, the Special Right for the Telecommunications Investment Fund (Derecho Especial Destinado al Fondo de Inversión en Telecomunicaciones) payable by the Company pursuant to (i) Article 12 of the Single Revised Text of the Telecommunications Law, Supreme Decree No. 013-93-TCC (modified by Law No. 29904) (Texto Único Ordenado de la Ley de Telecomunicaciones, Decreto Supremo No. 013-93-TCC (modificado por Ley No. 29904)) and (ii) Articles 238 – 240 of the Single Revised Text of the General Regulations of the Telecommunications Law, Supreme Decree No. 020-2007-MTC (modified by Supreme Decree No. 019-2012-MTC) (Texto Único Ordenado del Reglamento General de la Ley de Telecomunicaciones Decreto Supremo No. 020-2007-MTC) (modificado por el Decreto Supremo No. 019-2012-MTC), but solely with respect to the Pre-Closing Tax Period.

“Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Corporate Existence; Authority), Section 5.2 (Company’s Corporate Existence), Section 5.4 (Capitalization), Section 5.5 (Ownership of Shares), Section 5.6 (Subsidiaries), Section 5.10 (Taxes), Section 5.17 (Financial Advisors) or Section 5.19 (Transactions with Related Parties).

“General Enforceability Exceptions” has the meaning set forth in Section 5.1.

“Governmental Approval” means any consent, approval (or deemed approval after the expiry of all appropriate waiting periods), authorization, notice, permission or waiver of a Governmental Authority. For the avoidance of doubt, the OSIPTEL Certification is not a Governmental Approval.

“Governmental Authority” means any U.S., Peruvian or foreign government, governmental or regulatory body, or political subdivision thereof, any judicial body, whether federal, state, regional, municipal or local, or any agency, instrumentality, authority, court, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group A Concessions” means the authorizations granted by MTC to the Company to operate in the 800 MHz and 1.9 GHz spectrum bands that are set forth on Schedule 1.1(b).

“Group B Concessions” means the authorizations granted by MTC to the Company to operate in the 2.5 GHz and 3.5 GHz spectrum bands that are set forth on Schedule 1.1(c).

“Guarantee” by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any obligations of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such obligations (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such obligations of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part). The term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term Guarantee used as a verb has a corresponding meaning.

“Hazardous Substance” shall mean any substance that is (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (iii) any other substance which may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

“ICC Rules” has the meaning set forth in Section 10.2(a).

“Indemnification Escrow Funds” has the meaning set forth in Section 3.2(b)(i).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Indemnity Escrow Account” means the account designated by the Escrow Agent pursuant to the Escrow Agreement pursuant to which the Indemnification Escrow Funds will be held.

“Independent Accounting Firm” has the meaning set forth in Section 3.3(c).

“Infringed” has the meaning set forth in Section 5.12(a).

“Insurance Policies” has the meaning set forth in Section 5.21.

“Intellectual Property” means all intellectual property rights, including the following: (i) all patents and patent applications, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source indicators, together with the goodwill associated with the rights described in this clause (ii), registrations and renewals of the foregoing (“Trademarks”), (iii) all copyrights, (iv) all Software, and (v) all trade secrets, know-how, customer lists, plans, proposals, technical data, financial, marketing and business data, pricing and confidential or proprietary information.

“Knowledge of the Purchasers” means the actual knowledge of any of Antonio Büchi, Felipe Ureta, Sebastián Dominguez and Carlos Cristián Maturana after due inquiry.

“Knowledge of the Sellers and the Sellers’ Parent” means the actual knowledge of any of the Persons set forth on Schedule 1.1(d) after due inquiry.

“Law” means any U.S., Peru or foreign, federal, state, local law, statute, code, Order, ordinance, rule or regulation.

“Leased Real Property” has the meaning set forth in Section 5.11(b).

“Leasehold” has the meaning set forth in Section 5.24(c).

“Legal Proceeding” means any action, claim, complaint, suit, arbitration or other proceeding, whether civil, criminal, administrative or otherwise, at Law or in equity, by or before any Governmental Authority or arbitrator.

“Liabilities” has the meaning set forth in Section 5.8.

“Licenses” has the meaning set forth in Section 5.12(a).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, conditional sale or other title retention agreement, option, right of first refusal, voting agreement, easement, servitude, or transfer or other restrictions or encumbrances of any kind or any agreement to create or effect any of the foregoing.

“Losses” means any and all losses (including any Remedial Losses), liabilities, claims, damages, penalties, fines, judgments, awards, settlements, costs, fees (including reasonable investigation fees), expenses (including reasonable attorneys’ fees) and disbursements, except that in no event will “Losses” include any exemplary or punitive damages.

“Marketing Amount” means the amount set next to the line item captioned “Customer Care, Marketing and Sales Expenses” that is set forth on Schedule 7.17 multiplied by a fraction, the numerator of which is the number of calendar days from January 1, 2013 and ending on the day immediately prior to the Closing Date and the denominator of which is 365.

“Material Adverse Effect” means a material adverse effect on the Company’s Business, or on the assets, properties, results of operations or financial or other condition of the Company, but excluding any effect resulting from (either alone or in combination) (i) changes after the date of this Agreement in Peruvian GAAP or changes in the accounting requirements applicable to the industry in which the Company operates, (ii) any failure by the Company to meet any projections, forecasts or revenue or earnings predictions (for the avoidance of doubt, any underlying cause for any failure to meet projections, forecasts or revenue or earning predictions may be considered in determining whether there has been a Material Adverse Effect), (iii) changes after the date of this Agreement in the financial or securities markets or conditions or economic, regulatory or political conditions, in each case, globally, in Peru or in any other jurisdiction, (iv) changes (including changes in Applicable Law) after the date of this Agreement generally affecting the industry, the country or the regions in which the Company operates, (v) acts of war, sabotage or terrorism or effects of weather, meteorological events, earthquakes or other natural disasters, (vi) the announcement of the transactions contemplated by this Agreement, (vii) any action taken (or omitted to be taken) at the written request or pursuant to the written consent of any of the Purchasers or (viii) any action taken by the Company that is required pursuant to this Agreement, except in the case of the foregoing clauses, (iii) and (iv) to the extent such changes have a disproportionate adverse impact on the Company as compared to other participants in the industry in which it operates.

“Material Contracts” has the meaning set forth in Section 5.13(a).

“Minimum Sublicense End Date” has the meaning set forth in Section 7.10.

“Most Recent Balance Sheet” has the meaning set forth in Section 5.7.

“Most Recent Balance Sheet Date” has the meaning set forth in Section 5.7.

“MTC” means the Ministry of Transport and Communications (Ministerio de Transportes y Comunicaciones) of Peru.

“Net Company Debt” means, without duplication, as of any date of determination, the aggregate amount (i) then outstanding Company Debt (excluding the undrawn amount of performance bonds and the undrawn amount of letters of credit, in each case entered into in the Ordinary Course of Business and supporting the performance of commercial obligations of the Company) minus (ii) cash, cash equivalents and short-term investments of the Company.

“Net Purchase Price” has the meaning set forth in Section 3.2(a).

“Net Working Capital” means, without duplication, (i) the current assets of the Company, but excluding any cash, cash equivalents and short-term investments, prepaid assets, deferred assets and inter company receivables; minus (ii) the current liabilities of the Company but excluding any deferred revenues, deferred liabilities, intercompany payables and current liabilities for Company Transaction Expenses, all as presented on the Company’s balance sheet in accordance with Peruvian GAAP.

“Network Assets” means the Transmitter Sites, tower structures, antennas, transmitters, base radios, switches, aggregation points and other equipment, in each case, owned or leased by the Company and used in connection with the Group A Concessions.

“NII Móviles” has the meaning set forth in the Preamble.

“NII Telecom” has the meaning set forth in the Preamble.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority or of any court or arbitrator (public or private).

“Ordinary Course of Business” means the conduct of the Company’s Business in the ordinary and usual course, consistent with past practices.

“OSIPTEL” means the Organismo Supervisor de Inversión Privada en Telecomunicaciones of Peru.

“OSIPTEL Certification” means a written notice or letter issued by OSIPTEL confirming (without any condition or obligation to undertake any future action) the Company’s compliance with its obligations under the 1900 MHz Concession Agreement with respect to the coverage and subscriber requirements established in clause 8.3 of the 1900 MHz Concession Agreement and Annex 3 of the Resolución Directoral No. 108-2012 MTC/27 issued by the MTC.

“OSIPTEL Filing” has the meaning set forth in Section 7.19(b).

“OSIPTEL Required Amount” means, as in effect from time to time prior to the Closing Date, the Regulatory Contribution (Aporte por Regulación) payable by the Company pursuant to Article 10 of Law 27332, Framework Law of Regulatory Agencies for Private Investment in Public Services (Marco de los Organismos Reguladores de la Inversión Privada en los Servicios Públicos), but solely with respect to the Pre-Closing Tax Period.

“Other Concessions” means any permit or authorization granted by any Governmental Authority authorizing the Company to use spectrum, but excluding the Company Concessions.

“Owned Real Property” has the meaning set forth in Section 5.11(a).

“Party” means a Seller, a Purchaser and the Sellers’ Parent.

“Permissible Entity” has the meaning set forth in Section 7.15(a).

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates issued by a Governmental Authority, but excluding the Company Concessions.

“Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Purchasers prior to the date of this Agreement, (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business, (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, (v) liens securing Company Debt as disclosed in the Financial Statements, (vi) title of a lessor under a capital or operating lease, (vii) general utility, roadway and other easements or rights of way that do not or would not reasonably be expected to, individually or in the aggregate, materially adversely affect the use or operation of any Network Asset, (viii) rights of, or by, through or under Persons leasing, licensing or otherwise occupying space on any Network Asset or otherwise utilizing any Network Asset pursuant to any co-location agreement and (ix) all Liens of public record against the underlying real property interest of any ground lessor under any ground lease.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Data” means any personally identifiable information or any information that allows the identification of a natural person, including a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, government-issued identification number, driver’s license number, passport number and customer or account number.

“Peruvian GAAP” means Peruvian generally accepted accounting principles as in effect on the date hereof applied on a consistent basis, consistent with the Company’s historic practice.

“Post-Closing Tax Period” means any taxable period of the Company beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Taxes” means (i) any and all liability for Taxes of the Company with respect to a Pre-Closing Tax Period and (ii) Pre-Closing Straddle Period Taxes.

“Pre-Closing Tax Period” means any taxable period of the Company ending on or before the Closing Date.

“Pre-Closing Straddle Period Taxes” has the meaning set forth in Section 7.13(c).

“Purchaser” means each of Entel Inversiones and Entel, and together, the Purchasers.

“Purchaser Beneficiaries” has the meaning set forth in Section 9.1(a).

“Purchaser Documents” has the meaning set forth in Section 6.1.

“Purchaser Returns” has the meaning set forth in Section 7.13(b).

“Purchaser Tax Act” means any action taken by the Purchasers or any of their respective Affiliates (including, after the Closing, the Company) following the Closing (including the portion of the Closing Date after the Closing), other than an action taken in the Ordinary Course of Business or an action that is required by applicable Law (and other than any of the transactions contemplated hereunder), that results in any gain or income to the Company for a Pre-Closing Tax Period.

“Regulatory Reports” means all reports filed before the MTC and/or OSIPTEL.

“Related Party Transactions” means all Contracts and other arrangements between (i) the Company, on the one hand, and (ii) the Sellers’ Parent, any Seller, any of their Affiliates (other than the Company) or any of their respective directors or officers, on the other hand.

“Remedial Losses” has the meaning set forth in the Escrow Agreement.

“Restricted Period” means the period from the Closing Date until the earlier of (i) the third anniversary of the Closing Date and (ii) the date on which a Change of Control of the Sellers’ Parent occurs.

“Sales Distribution Agreement” has the meaning set forth in Section 5.13(a)(iv).

“Securities Act” has the meaning set forth in Section 6.4.

“Seller” means each of NII Telecom and NII Móviles, and together, the Sellers.

“Seller Beneficiaries” has the meaning set forth in Section 9.2(a).

“Seller Documents” has the meaning set forth in Section 5.1.

“Seller Licensed IP” has the meaning set forth in Section 7.12(a).

“Seller Returns” has the meaning set forth in Section 7.13(a).

“Seller Termination Date” has the meaning set forth in Section 4.4(a)(iii).

“Seller Transition Services Agreement” means that certain Transition Services Agreement to be entered into by the Company, Sellers’ Parent and Nextel International (Services) Ltd. on the Closing Date, in substantially the form attached hereto as Exhibit A, pursuant to which the Sellers’ Parent and its Affiliates shall provide, or cause to be provided, certain services to the Company.

“Sellers’ Parent Brands” has the meaning set forth in Section 7.10(b).

“Sellers’ Parent” has the meaning set forth in the Preamble.

“Shares” means, collectively, the Company Shares and the Additional Shares.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Straddle Period” means a Tax period that begins on or before the Closing Date and ends thereafter.

“Straddle Period Return” has the meaning set forth in Section 7.13(b).

“SUNAT” means the Peruvian Tax Authority (Superintendencia Nacional de Administración Tributaria).

“Supplemental Escrow Account” means the account designated by the Escrow Agent pursuant to the Escrow Agreement pursuant to which the Supplemental Escrow Funds will be held.

“Supplemental Escrow Funds” has the meaning set forth in Section 3.2(b)(ii).

“Surviving Affiliate Agreements” has the meaning set forth in Section 7.18.

“Target Sublicense End Date” has the meaning set forth in Section 7.10.

“Target Working Capital” means $5,000,000.

“Tax” or “Taxes” means (i) all federal, state, regional, municipal, or other local taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), (iii) the FITEL Required Amount and (iv) the OSIPTEL Required Amount.

“Tax Matter” has the meaning set forth in Section 7.13(e)(i)(B).

“Tax Return” means all returns, documents, elections, declarations, reports, estimates, information returns, statements, and other information supplied or required to be supplied to any Taxing Authority in respect of any Taxes (including any attached schedules).

“Taxing Authority” means any Governmental Authority with respect to Taxes or having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Technical Committee” has the meaning set forth in Section 7.19(a).

“Third Party Claim” has the meaning set forth in Section 9.3(a).

“Trademark Licensor” means Nextel Communications, Inc.

“Trademark Licensor’s Brands” has the meaning set forth in Section 7.10.

“Trademark License Agreement” means the Fourth Amended and Restated Trademark License Agreement, dated as of July 27, 2011, by and between the Trademark Licensor and Sellers’ Parent.

“Trademark Licensor Consent” has the meaning set forth in Section 7.10.

“Transferred Contracts” means the Contracts set forth on Schedule 4.2(h).

“Transmitter Site” has the meaning set forth in Section 5.24(c).

“Unaudited Financial Statements” has the meaning set forth in Section 5.7.

(b) Other Definitional and Interpretive Matters. The following rules of interpretation shall apply:

(i) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Any reference in this Agreement to “$” or “dollars” shall mean U.S. dollars.

(iii) The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

(iv) Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, to the extent (A) there is a reserve underlying a number expressly set forth on such balance sheet or financial statements that is specifically related to such item, (B) such item is expressly set forth on the balance sheet or financial statements or (C) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(ix) Any reference to the “date hereof” means the date of this Agreement.

(x) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SALE AND PURCHASE OF SHARES

2.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, each Seller will sell, assign, transfer and deliver to the Purchasers, and the Purchasers will purchase and accept delivery from that Seller of, all of that Seller’s Shares.

ARTICLE III

CONSIDERATION

3.1 Consideration. As consideration for the Shares and the covenants and agreements set forth herein, the Purchasers shall pay the amount described in Section 3.2(a), as adjusted pursuant to Section 3.3.

3.2 Closing Date Payment. (a) On the Closing Date, the Purchasers shall pay to the Sellers an amount (such amount, the “Net Purchase Price”) in cash equal to:

(i) the Applicable Purchase Price,

(ii) minus the amount of the Estimated Net Company Debt; for the avoidance of doubt, if Net Company Debt is less than zero, then the Net Purchase Price is increased by the amount of cash, cash equivalents and short-term investments in excess of the Company Debt, and

(iii) either (A) minus the positive excess, if any, of the Target Working Capital over the Estimated Net Working Capital; or (B) plus the positive excess, if any, of the Estimated Net Working Capital over the Target Working Capital.

(b) At Closing, the Purchasers shall pay the Net Purchase Price as follows:

(i) $50,000,000 (the “Indemnification Escrow Funds”) shall be deposited by wire transfer of immediately available funds into the Indemnity Escrow Account and held pursuant to the terms of the Escrow Agreement to secure the Seller’s and the Sellers’ Parent’s obligations under Article IX;

(ii) if the Purchasers waive the condition set forth in Section 8.1(d)(ii), then $15,000,000 (the “Supplemental Escrow Funds”) shall be deposited by wire transfer of immediately available funds into the Supplemental Escrow Account and held pursuant to the terms of the Escrow Agreement; and

(iii) the remaining portion of the Net Purchase Price shall be paid to the Sellers, by wire transfer of immediately available funds into an account or accounts designated by the Sellers at least two Business Days prior to the Closing Date and allocated to each Seller proportionately based on its ownership of the Shares.

3.3 Net Purchase Price Adjustment.

(a) Estimated Net Working Capital and Estimated Net Company Debt. Two Business Days prior to the Closing Date, the Sellers shall cause to be prepared and delivered to the Purchasers a calculation of the estimated Net Working Capital (such estimate, the “Estimated Net Working Capital”) and estimated Net Company Debt (such estimate, the “Estimated Net Company Debt”), in each case as of the Closing Date. Such calculation shall be prepared in accordance with Peruvian GAAP and on a basis consistent with the Company’s past practice. All calculations under this Section 3.3 shall be made in dollars. Any amounts in the Estimated Net Working Capital, Estimated Net Company Debt or the Closing Statement that are stated in Peruvian Nuevo Soles shall be converted into dollars at the official exchange rate as published by the “Superintendencia de Banca y Seguros – SBS” on, as applicable, (i) the day that is two Business Days prior to the Closing Date with respect to the Estimated Net Working Capital and Estimated Net Company Debt and (ii) on the Closing Date, with respect to the Closing Statement.

(b) Closing Statement. Within 60 days after the Closing Date, the Purchasers shall prepare and deliver to the Sellers a balance sheet of the Company (the “Closing Statement”), setting forth the Net Working Capital and the Net Company Debt, in each case, as of the Closing Date. The Closing Statement shall be prepared in accordance with Peruvian GAAP and on a basis consistent with the Company’s past practice during the last year covered by the Audited Financial Statements.

(c) Dispute. Within 45 days following receipt by the Sellers of the Closing Statement, the Sellers shall deliver written notice to the Purchasers of any dispute the Sellers have with respect to the preparation or content of the Closing Statement, setting forth in reasonable detail the basis for such dispute. If the Sellers do not so notify the Purchasers of a dispute with respect to the Closing Statement within such 45 day period, such Closing Statement will be final, conclusive and binding on the Parties. In the event of a timely notification of a dispute, the Purchasers and the Sellers shall negotiate in good faith to resolve such dispute. If the Purchasers and the Sellers fail to resolve such dispute within 45 days after the Sellers advise the Purchasers of the Sellers’ objections, then the Purchasers and the Sellers shall submit the items remaining in dispute to Deloitte Touche Tohmatsu Limited to resolve such dispute, or if such firm does not accept such engagement, another internationally recognized firm of independent public accountants as to which Parent and the Sellers mutually agree acting promptly and in good faith (the “Independent Accounting Firm”). The Independent Accounting Firm shall, acting as experts in accounting and not as arbitrators, resolve the dispute. The Sellers and the Purchasers each agree to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter. As promptly as practicable thereafter, the Purchasers and the Sellers shall each prepare and submit a presentation to the Independent Accounting Firm. As soon as practicable thereafter, the Purchasers and the Sellers shall cause the Independent Accounting Firm to choose one of the Party’s positions based solely upon the written presentations by the Purchasers and the Sellers. The Party whose position is not accepted by the Independent Accounting Firm shall be responsible for all of the fees and expenses of the Independent Accounting Firm. All determinations made by the Independent Accounting Firm will be final, conclusive and binding on the Parties. The term “Final Closing Statement”, as used in this Agreement, shall mean the definitive Closing Statement accepted by the Sellers or agreed to by the Sellers and the Purchasers or the definitive Closing Statement resulting from the determinations made by the Independent Accounting Firm in accordance with this Section 3.3(c) (in addition to those items accepted by the Sellers or agreed to by the Sellers and the Purchasers).

(d) Access. The Purchasers will, and will cause the Company to, (i) assist the Sellers and their representatives in the review of the Closing Statement and provide the Sellers with full access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Company for purposes of their review of the Closing Statement, and (ii) cooperate fully with the

Sellers and their representatives in connection with such review, including providing on a timely basis all other information necessary or useful in connection with the review of the Closing Statement as is requested by the Sellers or their representatives.

(e) Net Purchase Price Adjustment. Within 5 Business Days of the date on which the Final Closing Statement is finally determined pursuant to Section 3.3(c):

(i) If the Net Working Capital set forth on the Final Closing Statement (the “Final Net Working Capital”) is less than the Estimated Net Working Capital, then the Net Purchase Price will be adjusted downward by the amount of such shortfall and NII Telecom will pay to the Purchasers an amount equal to such shortfall.

(ii) If the Final Net Working Capital is greater than the Estimated Net Working Capital, then the Net Purchase Price will be adjusted upward by the amount of such excess and the Purchasers shall pay or cause to be paid an amount equal to such excess to NII Telecom.

(iii) If the Net Company Debt set forth on the Final Closing Statement (the “Final Net Company Debt”) is less than the Estimated Net Company Debt, then the Net Purchase Price will be adjusted upward by the amount of the difference and the Purchasers shall pay or cause to be paid to NII Telecom an amount equal to that difference.

(iv) If the Final Net Company Debt is greater than the Estimated Net Company Debt, then the Net Purchase Price will be adjusted downward by the amount of the difference and NII Telecom will pay to the Purchasers an amount equal to that difference.

(f) Payment of Net Purchase Price Adjustment. Any payment required to be made pursuant to this Section 3.3 shall be made by wire transfer of immediately available funds to an account or accounts designated in writing by the receiving party for such purpose or by such other means as mutually agreed upon by the Parties.

3.4 Withholding Rights. The Purchasers shall be entitled to, without duplication, deduct and withhold from any amounts otherwise payable to the Sellers or to any other Person pursuant to this Agreement (including any adjustments pursuant to Section 3.3 or indemnification payments treated as adjustments pursuant to Section 9.5) such amounts as they are required to deduct or withhold with respect to the making of such payment under applicable Tax Law. The Purchasers shall use commercially reasonable efforts to give the Sellers notice of any withholding at least two Business Days prior to the date of payment together with copies of all Tax Returns or similar documents relating directly to such withholding. Within 15 days following payment, the Purchasers shall deliver to the Sellers receipts evidencing such payment to the extent such receipts are received from the applicable Taxing Authority or, to the extent no such receipts are received, other reasonable, written evidence of payment. If the Purchasers so deduct or withhold (or cause to be deducted or withheld) any such amounts, such amounts shall be paid over to the appropriate Taxing Authority and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Purchasers made such deduction or withholding.

ARTICLE IV

CLOSING AND TERMINATION

4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Section 8.1 and Section 8.2 (or the waiver thereof by the Party entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in Section 2.1 (the “Closing”) shall take place at the offices of Jones Day, 222 East 41st Street, New York, New York, 10017 (or at such other place as the Parties may designate in writing) at 10:00 a.m. (New York City time) on a date to be specified by the Parties, which date shall be no later than the fifth Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both are agreed to in writing by the Parties. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

4.2 Closing Deliveries by the Sellers. On the Closing Date, the Sellers shall deliver or cause to be delivered to the Purchasers the following items:

(a) a certificate, dated as of the Closing Date, signed by an officer of each of the Sellers and the Sellers’ Parent certifying as to the satisfaction of the conditions specified in Section 8.1(a) and Section 8.1(b);

(b) written resignations of each of the directors of the Company;

(c) resolutions of the Sellers as shareholders of the Company duly appointing as directors of the Company each of the individuals designated in writing by the Purchasers prior to the Closing;

(d) the shareholder registry (matrícula de acciones) of the Company evidencing (1) the transfer of the Shares to the Purchasers, free and clear of any and all Liens, (2) the cancellation of the share certificates issued to each Seller and (3) the issuance of one or more new share certificates in the name of the Purchasers representing all of the Shares;

(e) the new share certificates issued to the Purchasers collectively representing the Shares;

(f) executed copies of the Escrow Agreement, the Purchaser Transition Services Agreement and the Seller Transition Services Agreement;

(g) (i) a certificate issued by the SUNAT certifying the taxable cost of the Shares for purposes of calculating the applicable Peruvian income tax levied on the capital gain, if any, arising from the sale of the Shares to the Purchaser and (ii) a copy of the bank receipt evidencing the payment in full by the Sellers to the SUNAT of the Peruvian income tax levied on the capital gain, if any, arising from the sale of the Shares to the Purchaser; and

(h) evidence that the Company, the Sellers and the Sellers’ Parent, as applicable, has, to the extent permitted by the Transferred Contracts, assigned the Transferred Contracts to the Company or, to the extent assignment is not permitted, has taken action to cause the benefits of the Transferred Contracts to be available to the Company.

4.3 Closing Deliveries by the Purchasers. On the Closing Date, the Purchasers shall deliver or cause to be delivered to the Sellers the following items:

(a) a certificate, dated as of the Closing Date, signed by an officer of each of the Purchasers certifying as to the satisfaction of the conditions specified in Section 8.2(a) and Section 8.2(b);

(b) evidence of the wire transfers referred to in Section 3.2; and

(c) executed copies of the Escrow Agreement, the Purchaser Transition Services Agreement and the Seller Transition Services Agreement.

4.4 Termination of Agreement.

(a) This Agreement may be terminated prior to the Closing as follows:

(i) by mutual written consent of the Sellers and the Purchasers;

(ii) by the Sellers or the Purchasers, upon notice to the other Party, if the transactions contemplated by this Agreement have not been consummated on or prior to the date that is the later of (A) December 31, 2013 and (B) the date that is the earlier of (1) 240 days after the OSIPTEL Filing and (2) the first anniversary of the date of this Agreement, or such later date, if any, as the Sellers and the Purchasers may agree upon in writing (the “Drop Dead Date”);

(iii) by the Sellers, upon notice to the Purchasers given not more than ten days after the Seller Termination Date and after payment of the termination fee pursuant to Section 4.5, if the transactions contemplated by this Agreement have not been consummated on or prior to the date that is the latest of (A) August 15, 2013, (B) 90 days after the Company Certification Date and (C) 30 days after all conditions set forth in Section 8.1 (other than the conditions set forth in (i) Section 8.1(d)(ii) and (ii) Section 8.1(g) with respect to the closing deliverables set forth in Section 4.2(a)-(f) and Section 4.2(g)(ii)) have been either satisfied or waived by the Purchasers (such latest date, the “Seller Termination Date”); or

(iv) by the Sellers or the Purchasers, upon notice to the other Party, if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(b) The right to terminate this Agreement under Sections 4.4(a)(ii), (iii) and (iv) shall not be available to any Party whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by the Drop Dead Date or the Seller Termination Date, as applicable.

4.5 Termination Fee. Prior to the termination of this Agreement pursuant to Section 4.4(a)(iii), the Sellers’ Parent shall pay, or cause Sellers to pay, to Entel an aggregate termination fee of $48,000,000 by wire transfer of immediately available funds to an account designated in writing to the Sellers’ Parent by Entel within two Business Days of the delivery of the termination notice. This termination fee is liquidated damages for any and all Losses suffered or incurred by the Purchasers, and none of Purchasers or any of their respective Affiliates shall be entitled to bring or maintain any further claim, action or proceeding against the Sellers, the Sellers’ Parent or any of their respective Affiliates arising out of such matters. The Sellers’ Parent or Sellers as the designated payee shall be entitled to, without duplication, deduct and withhold from any amount otherwise payable to the Purchasers pursuant to this Section 4.5 such amounts as the Sellers’ Parent or Sellers as the designated payee are required to deduct or withhold with respect to the making of such payment under applicable Tax Law. The Sellers’ Parent shall use commercially reasonable efforts to give the Purchasers notice of any withholding at least two Business Days prior to the date of payment together with copies all Tax Returns or similar documents relating directly to such withholding. Within 15 days following payment, the Sellers’ Parent shall deliver to the Purchasers receipts evidencing such payment to the extent such receipts are received from the applicable Taxing Authority or, to the extent no such receipts are received, other reasonable, written evidence of payment. If the Sellers’ Parent so deducts or withholds (or causes to be deducted or withheld) any such amounts, such amounts shall be paid over to the appropriate Taxing Authority and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Sellers’ Parent or Sellers as the designated payee made such deduction or withholding.

4.6 Effect of Termination. Subject to Section 4.5, if this Agreement is validly terminated in accordance with Section 4.4, then (i) each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and (ii) such termination shall be without liability to the Purchasers, the Sellers or the Sellers’ Parent. No termination shall relieve any Party from liability for any willful breach of this Agreement. The obligations of the Parties set forth in Section 4.5, Section 4.6, Section 7.6, Section 7.7, Section 10.2, Section 10.7 and Section 10.14 shall survive any termination.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers and the Sellers’ Parent represent and warrant, jointly and severally to the Purchasers that the statements contained in this Article V are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy or breach of which will be determined with reference to such specified date):

5.1 Corporate Existence; Authority. Each Seller is a limited liability company duly organized and validly existing under the Laws of Spain and has all requisite corporate power and authority to own, lease and operate its assets and carry on its business as currently conducted.

The Sellers’ Parent is a corporation duly organized and validly existing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and carry on its business as currently conducted. Each Seller and the Sellers’ Parent has all requisite corporate power and authority to enter into this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by either Seller or the Sellers’ Parent in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Seller Document will be, at or prior to the Closing, duly authorized, executed and delivered by each Seller and/or the Sellers’ Parent, as applicable, and no additional proceedings on the part of such Seller or the Sellers’ Parent are necessary to authorize the consummation of this Agreement or any Seller Document or the transactions contemplated hereby or thereby. This Agreement constitutes, and each Seller Document when so executed and delivered will constitute, a valid and binding agreement of the Sellers and/or the Sellers’ Parent, as applicable, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (collectively, the “General Enforceability Exceptions”).

5.2 Company’s Corporate Existence. The Company is a corporation duly organized and validly existing under the Laws of Peru and has all requisite corporate power and authority to own, lease and operate its assets and to carry on the Company’s Business. The Company is duly qualified or authorized to do business under the Laws of each jurisdiction in which the conduct of the Company’s Business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 5.3(a), none of the execution and delivery by the Sellers or the Sellers’ Parent of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Sellers or the Sellers’ Parent with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, acceleration or cancellation under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of the Company, either of the Sellers or the Sellers’ Parent, (ii) any Contract, Company Concession or Permit to which the Company, either of the Sellers or the Sellers’ Parent is a party or by which any of the properties or assets of the Company, either of the Sellers or the Sellers’ Parent are bound, (iii) any Order of any Governmental Authority applicable to the Company, either of the Sellers or the Sellers’ Parent or by which any of the properties or assets of the Company, either of the Sellers or the Sellers’ Parent are bound, or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations, modifications, accelerations or cancellations, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or

Governmental Authority is required on the part of the Company, either of the Sellers or the Sellers’ Parent in connection with the execution and delivery of this Agreement or the Seller Documents or the compliance by the Sellers or the Sellers’ Parent with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of the Company consists of 1,646,870,620 ordinary shares (the “Company Shares”), representing all the issued and outstanding share capital of the Company. As of the Closing Date, the only authorized share capital of the Company, representing all of the issued and outstanding share capital of the Company, will be the Shares. All of the issued and outstanding Shares were (or in the case of the Additional Shares, will be, when issued) duly authorized for issuance and are validly issued, fully paid and non-assessable.

(b) There is no existing option, warrant, call, right, or Contract of any character to which any Person is a party requiring, and there are no securities outstanding which upon conversion or exchange would require, the issuance, of any Shares or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Shares. Neither any Seller nor the Company is a party to any voting trust or other Contract restricting or relating to the voting, redemption, sale, transfer or other disposition of any of the Shares.

5.5 Ownership of Shares. As of the date of this Agreement, the Sellers are the record and beneficial owners of the Company Shares, free and clear of any and all Liens (except for any Liens created by this Agreement). As of the Closing Date, the Sellers will be the record and beneficial owners of the Shares, free and clear of any and all Liens (except for any Liens created by this Agreement). The Sellers have the power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement, and such delivery will convey to the Purchasers ownership of the Shares, free and clear of any and all Liens.

5.6 Subsidiaries. The Company does not own any equity interest in any other entity.

5.7 Financial Statements. The Sellers have delivered to the Purchasers copies of (a) the audited balance sheets of the Company as at December 31, 2009, December 31, 2010, and December 31, 2011 and the related audited statements of income and of cash flows of the Company for the years then ended, together with the notes thereto (the “Audited Financial Statements”) and (b) the unaudited balance sheet of the Company (the “Most Recent Balance Sheet”) as at December 31, 2012 (the “Most Recent Balance Sheet Date”) and the related statements of income and cash flows of the Company for the year then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth in the notes thereto, each of the Financial Statements has been prepared in accordance with Peruvian GAAP consistently applied and presents fairly in all material respects the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated therein, except that the Unaudited Financial Statements are subject to lack of footnotes.

5.8 No Undisclosed Liabilities. Except (a) as disclosed in Schedule 5.8, (b) for liabilities set forth in the Most Recent Balance Sheet, (c) for liabilities incurred since the Most Recent Balance Sheet Date in the Ordinary Course of Business or (d) for liabilities under the Seller Documents or incurred in connection with the transactions contemplated by this Agreement, in each case to the extent such liabilities shall have been paid on or prior to the Closing and taken into account in the Net Working Capital Calculation pursuant to Section 3.3, the Company does not have any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”). Except as set forth in the Most Recent Balance Sheet, the Company does not have any off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company.

5.9 Absence of Certain Developments. Since the Most Recent Balance Sheet Date, (a) the Company has conducted the Company’s Business only in the Ordinary Course of Business and (b) there has not been any event, change, occurrence or circumstance, individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect. In addition, since the Most Recent Balance Sheet Date and prior to the date of this Agreement, the Company has not taken any action which, if taken on or after the date hereof, would constitute a breach of the pre-closing covenants in Section 7.2 of this Agreement.

5.10 Taxes.

(a) The Company has timely filed all material Tax Returns required to be filed by it, and all Taxes required to be paid by it have either been paid by it or are reflected in accordance with Peruvian GAAP as a reserve for Taxes on the most recent Financial Statements, and all such Tax Returns are correct and complete in all material respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, except to the extent that such failures to file, to pay or to have extensions granted that remain in effect individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, and the Financial Statements reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such Financial Statements.

(b) All material Taxes required to be withheld by the Company have been withheld and have been (or will be) duly and timely paid to the proper Taxing Authority.

(c) Except as set forth on Schedule 5.10(c), as of the date of this Agreement, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company that are still pending and no requests for waivers of the time to assess any such Taxes have been made that are still pending.

(d) Except as set forth on Schedule 5.10(d), to the Knowledge of the Sellers and the Sellers’ Parent, no income Tax Return of the Company is under current examination by any Taxing Authority.

(e) All assessments for Taxes due with respect to any concluded litigation have been fully paid or have been adequately reserved on the Financial Statements in accordance with Peruvian GAAP.

(f) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period.

(g) The Company (i) is not and has never been a member of an affiliated group of entities filing a consolidated Tax Return (other than any group of which they are currently members) and (ii) does not have any liability for the Taxes of any Person (other than the Company) as a transferee or successor, by contract, or otherwise.

(h) The Company is not a party to, nor is it bound by, nor does it have any obligation under, any tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(i) The representations and warranties in this Section 5.10 are the sole and exclusive representations and warranties relating to Taxes.

5.11 Real Property.

(a) Schedule 5.11(a) sets forth a true and complete list of all real property owned by the Company as of the date of this Agreement (other than Transmitter Sites) (the “Owned Real Property”). Except as set forth in Schedule 5.11(a), the Company has “absolute” (as construed in accordance with Peruvian Law) property rights, free and clear of Liens (other than Permitted Liens), to all of the Owned Real Property. With respect to each parcel of Owned Real Property, there are no outstanding rights of first refusal, rights of first offer or options to purchase such parcel or interest thereon. To the Knowledge of the Sellers and the Sellers’ Parent, there are no conditions affecting any Owned Real Property that might curtail or interfere with the use or occupancy by the Company of such property as currently used and occupied. Neither the whole nor any portion of the Owned Real Property is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, nor, to the Knowledge of the Sellers and the Sellers’ Parent, has any such condemnation, expropriation or taking been threatened.

(b) Except as set forth in Schedule 5.11(b), the Company has provided or made available to the Purchasers complete and accurate copies of all of the leases and subleases (other than Transmitter Sites) (collectively, the “Company Leases”) pursuant to which the Company, as of the date of this Agreement, holds a leasehold or subleasehold estate or other right to use or occupy any interest in any material real property and under which the Company is a tenant, subtenant, licensee or occupant thereunder (the “Leased Real Property”), together with all amendments, extensions, renewals, guarantees, and other agreements with respect thereto. Except as set forth in Schedule 5.11(b), the Company has a good and valid leasehold estate in each leasehold created by each Company Lease, free and clear of all Liens (other than Permitted Liens). The Company is not in breach of or in default under any Company Lease and, to the Knowledge of the Sellers and the Sellers’ Parent, no event has occurred which, with due notice or lapse of time or both, would constitute a breach or default by the Company under any Company Lease or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the Knowledge of the Sellers and the Sellers’ Parent, no lessor or sublessor is in material breach of or material default under any Company Lease.

5.12 Intellectual Property.

(a) Schedule 5.12 sets forth a true and complete list of all Intellectual Property owned as of the date of this Agreement (i) by the Company or (ii) by the Sellers, to the extent used in the Company’s Business, in each case for which a patent or registration exists or has been applied for; and all material Contracts granting or receiving rights to use Intellectual Property to which the Company or a Seller (to the extent related to the Business) is a party as of the date of this Agreement (“Licenses”). The Intellectual Property owned by the Company is free and clear of all Liens. The Intellectual Property owned by the Company, together with the right to use the Intellectual Property licensed to the Company, constitutes all Intellectual Property used in the Ordinary Course of Business as presently conducted. Except as set forth on Schedule 5.12, (i) the material Intellectual Property used by the Company is not the subject of any challenge or Legal Proceeding received by the Sellers or the Company in writing, and to the Knowledge of the Sellers and the Sellers’ Parent, the Intellectual Property of the Business is not being infringed, misappropriated or violated (“Infringed”), (ii) neither the Sellers nor the Company has received since the Most Recent Balance Sheet Date any written notice of any default or breach under any License, (iii) the Company is current on the payment of all fees due under the Licenses and (iv) the conduct of the Business does not Infringe the Intellectual Property (other than patents for which this representation is being made to the Knowledge of the Sellers and the Sellers’ Parent) of any Person.

(b) The Company has taken commercially reasonable steps to protect and maintain (i) its confidential information and trade secrets, (ii) its exclusive ownership of material owned Intellectual Property and (iii) the security, operation and integrity of its material systems and Software, and there have been no material breaches, interruptions or violations of same; and all Software and systems owned or used by the Company (i) substantially perform as needed to conduct the business of the Company; (ii) are free from any material defect, bug, virus, error or corruptant, and (iii) are fully functional and operate and run in a reasonable and efficient business manner in the Ordinary Course of Business.

5.13 Material Contracts.

(a) Schedule 5.13(a) sets forth a list of the following Contracts (other than statements of work, purchase, project, change or similar orders issued pursuant to such Contracts) to which the Sellers (to the extent related to the Company’s Business) or the Company is a party and under which the Company has any remaining rights or obligations as of the date of this Agreement (collectively, the “Material Contracts”):

(i) Contracts for the sale of any assets of the Company other than Contracts for the sale of inventory to customers in the Ordinary Course of Business;

(ii) Contracts for the acquisition of any business or assets constituting a division or business unit or the equity interests of any other Person;

(iii) Contracts restricting the Company from engaging in any line of business or competing with any Person or in any geographical area;

(iv) (A) any Contract evidencing or Guaranteeing Company Debt (excluding any performance or surety bond entered into in connection with a Sales Distribution Agreement) and (B) any mortgage, security agreement, guarantee, pledge agreement or other Contract providing for any Lien on assets of the Company (but excluding any sales distribution agreements, agency agreements, comisiones mercantiles or other Contracts for services provided to any Governmental Authority or any other Person that is using public funds to pay for such services (each, a “Sales Distribution Agreement”), in each case, entered into the Ordinary Course of Business);

(v) any joint venture or other Contract that results in sharing of profits and losses;

(vi) any Contract with any Governmental Authority (including municipalities) other than Contracts entered into in the Ordinary Course of Business for services;

(vii) any Contract that requires the Company to purchase all or a portion of its requirements of any product or service from a third party or that contains “take or pay” provisions, in each case, requiring the payment of more than $3,000,000;

(viii) any Contract that provides for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person (other than any confidentiality agreement, Sales Distribution Agreement, Leasehold or other Contract under which the Company gives an indemnity for damages caused by the Company’s breach of its own obligations, in each case entered into in the Ordinary Course of Business);

(ix) any employment agreement to which the Company is a party, expect for those that are terminable, without penalty (other than any severance payments mandated by applicable Law), on 90 days or less notice;

(x) any Contract with an independent contractor or consultant (or any similar arrangement) to which the Company is a party other than those that can be cancelled by the Company without penalty with advance notice of 90 days or less or with a penalty of less than $500,000;

(xi) any Contract or other arrangement representing a Related Party Transaction;

(xii) Contracts that would reasonably be likely to involve consideration of more than $3,000,000 in any 12-month period that is an interconnection, bundling or similar agreement in connection with which the equipment, networks and services of the Company are connected to those of another service provider in order to allow their respective customers access to each other’s services and networks (except for those that are terminable, without penalty, on 12 months or less notice);

(xiii) Contracts that would reasonably be likely to involve the payment by the Company or receipt by the Company of consideration of more than $3,000,000 in any 12-month period that is an agency, dealer, reseller, franchise or other similar contract (except for those that are terminable, without penalty, on 90 days or less notice);

(xiv) Contracts that would reasonably be likely to involve the payment by the Company or receipt by the Company of consideration of more than $3,000,000 in any 12-month period that contains any commitment to (1) provide wireless services coverage in a particular geographic area, (2) build out Transmitter Sites in a particular geographic area, or (3) pay for a specified number of minutes of roaming usage of a third party’s network regardless of the amount of actual usage (except for those that are terminable, without penalty, on 12 months or less notice);

(xv) roaming Contracts that would reasonably be likely to involve the payment by the Company or receipt by the Company of consideration of more than $3,000,000 in any 12-month period that cannot be terminated, without penalty, on 30 days or less notice;

(xvi) any other Contracts which involve the expenditure of more than $3,000,000 in any 12-month period;

(xvii) any Contracts which (A) involve the granting of any rights or any provisions that, individually or in the aggregate, materially restrict or adversely affect the development, licensing, marketing, distribution or sale of the Company’s products or services, (B) grant any exclusive license or supply or distribution agreement or right or other exclusive rights that cannot be terminated on 30 days or less notice without payment or penalty, or (C) involve “most favored nation” or similar obligations or restrictions;

(xviii) any Licenses; and

(xix) any binding commitment to enter into any Contract of the type described in clauses (i) through (xviii) of this Section 5.13(a).

(b) The Sellers have made available to the Purchasers correct and complete copies of each and all of the Material Contracts and all amendments thereto and each of the Material Contracts, as amended, is in full force and effect and is a legal, valid and binding obligation of the Sellers and/or the Company, as applicable, enforceable against them in accordance with its terms, subject to General Enforceability Exceptions. Except as set forth in Schedule 5.13(b), neither the Sellers nor the Company nor, to the Knowledge of the Sellers and the Sellers’ Parent, any other party thereto is in material breach or violation of any Material Contract.

5.14 Labor; Employee Matters.

(a) Except as set forth in Schedule 5.14(a), the Company is not a party to or otherwise bound by or engaged in negotiations with respect to any collective bargaining agreement or any other labor-related agreement with any labor union, labor organization or works council.

(b) Except as set forth in Schedule 5.14(b), no strike, slowdown, lockout or work stoppage exists or, to the Knowledge of the Sellers and the Sellers’ Parent, is threatened against the Company, nor has there been any strike, slowdown, lockout or work stoppage against the Company since March 15, 2008, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in Schedule 5.14(c), to the Knowledge of the Sellers and the Sellers’ Parent, (i) no labor union, labor organization or group of employees of the Company has made a pending demand for recognition or certification against the Company, (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending against the Company with any labor relations tribunal or authority and (iii) there are no pending union organizing efforts with respect to the Company.

(d) The Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, including all applicable Laws respecting terms and conditions of employment, health and safety, wages and hours, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations and the classification of workers with respect to minimum wage, overtime and independent contractor status, except in each case for such failures to comply as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 5.14(d), no Legal Proceeding, audit or investigation is pending against the Company relating to the alleged violation by the Company relating to applicable Laws respecting employment and employment practices or, to the Knowledge of the Sellers and the Sellers’ Parent, is threatened against the Company, except for such Legal Proceedings, audits or investigations that, if determined adversely to the Company, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Schedule 5.14(d), the Company is not a party to, or otherwise bound by, any consent decree with any Governmental Authority relating to employment and employment practices.

(e) All of the Employee Plans of the Company, as in effect on the date of this Agreement, are set forth on Schedule 5.14(e) (the “Company Employee Plans”). The Company is in compliance in all material respects with the Company Employee Plans. Each Company Employee Plan that is required by applicable Law to be funded is funded to the extent required, and if a Company Employee Plan is not required to be funded, the Liabilities with respect to benefits that are earned and payable by the Company under such Company Employee Plans are adequately reserved for in the Audited Financial Statements. No Legal Proceeding, audit or investigation relating to the alleged violation of any Company Employee Plan is pending against the Company or, to the Knowledge of the Sellers and the Sellers’ Parent, is threatened against the Company with respect to any Company Employee Plan, except for such Legal Proceedings, audits or investigations that, if determined adversely to the Company, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.15 Litigation. Except as disclosed in Schedule 5.15, there are no Legal Proceedings or Orders pending or outstanding against the Company or, to the Knowledge of the Sellers and the Sellers’ Parent, threatened (including cease and desist letters or invitations to take a patent license) against the Sellers (to the extent related to the Company’s Business) or the Company, except for such Legal Proceedings that, if determined adversely to the Company, or Orders that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.16 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 5.16(a), the Company is and, since March 15, 2008, has been in compliance with all Laws of any Governmental Authority applicable to its business or operations, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in Schedule 5.16(a), no investigation or review by any Governmental Authority with respect to the Company is pending or, to the Knowledge of the Sellers and the Sellers’ Parent, threatened, except for such investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Subject to Section 5.16(c), the Company currently has all Permits which are required by applicable Law for the operation of its business as presently conducted, except where the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Schedule 5.16(c) sets forth a true and correct list of all Transmitter Sites with municipal Permits (licencias o autorizaciones municipales) that have been expressly granted to the Company, and all such municipal Permits are in full force and effect. Except as set forth in Schedule 5.16(b), the Company is not in default or violation (and, to the Knowledge of the Sellers and the Sellers’ Parent, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary in this Agreement, each of the Purchasers acknowledges and agrees that the Sellers and the Sellers’ Parent are not making any representations regarding any Permits relating to any of the Transmitter Sites other than the municipal Permits for the Transmitter Sites identified on Schedule 5.16(c).

5.17 Financial Advisors. Except as set forth on Schedule 5.17, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company, either of the

Sellers or the Sellers’ Parent in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment from the Purchasers or the Company in respect thereof.

5.18 Banks. Schedule 5.18 contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized by the Company or any of its Affiliates to draw on or to access to such accounts or safe deposit boxes. Except as set forth on Schedule 5.18, no person holds a power of attorney to act on behalf of the Company.

5.19 Transactions with Related Parties. Except as set forth on Schedule 5.19 or with respect to any amounts to be repaid or Contracts to be terminated at Closing (including pursuant to Section 7.18), at the Closing Date, the Company will have no outstanding Company Debt, claim, Liability or obligation (including for cash advances or negative cash balances), or notes or accounts receivable from, or Contracts, Related Party Transactions, or other transactions, commitments or arrangements with or for the benefit of any of the Sellers or their Affiliates, any of their respective directors or officers.

5.20 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the Company is and, since March 15, 2008, has been in compliance with all applicable Environmental Laws and has not incurred any Liabilities concerning any applicable Environmental Laws with respect to the Company’s Business;

(b) there are no Orders outstanding and Legal Proceedings or investigations pending against the Company or, to the Knowledge of the Sellers and the Sellers’ Parent, threatened, relating to compliance with, or Liability under, any applicable Environmental Law affecting the Company’s Business;

(c) there has been no release, threatened release, contamination or disposal of Hazardous Substances at any property currently or formerly owned or operated by the Company in connection with the Company’s Business (including in soils, groundwater, surface water, buildings or other structures) or at any third-party property, or from any waste generated by the Company or any legally responsible predecessor corporation thereof, that has given or would, individually or in the aggregate, reasonably be likely to give rise to any Liability under any applicable Environmental Law for which the Company would incur or share Liability; and

(d) except as set forth in Schedule 5.20(d), there are no Orders or similar agreements with any Governmental Authority imposing restrictions on the ownership, use or transfer of any Real Property relating to, or derived from, any applicable Environmental Law, and there are no indemnification or other agreements with any third party (other than ordinary course provisions in leases of Real Property or in agreements for the acquisition or disposition of assets or businesses) relating to any Liability or potential Liability under any applicable Environmental Law.

5.21 Insurance. Schedule 5.21 sets forth all insurance policies or programs of self insurance that are owned or held by the Company and or its Affiliates on the date of this

Agreement and that cover the Company, its assets, properties or personnel with respect to risks arising in connection with the operation or conduct of the Company’s Business (collectively, the “Insurance Policies”). The Insurance Policies provide, in all material respects, adequate insurance coverage for the operation of the Company’s Business as currently conducted. As of the date of this Agreement, the Company has not received any written notice of any pending or threatened cancellation or termination with respect to any Insurance Policy owned by the Company. Insurance Policies that are maintained by the Sellers or their Affiliates other than the Company for the benefit of the Company will be discontinued as of the Closing.

5.22 Certain Business Practices. Since March 15, 2008, neither the Company nor, to the Knowledge of the Sellers and the Sellers’ Parent, any of its directors, officers, agents or employees (in their respective capacities as such) has for or on behalf of the Company: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other payment in violation of applicable Law.

5.23 Company Concessions.

(a) The Company is the lawful, beneficial and exclusive holder of each Company Concession.

(b)

(i) The Group A Concessions are validly issued, are in full force and effect and are free and clear of all Liens or any restrictions which might, individually or in the aggregate, materially impair the use of any of the Group A Concessions.

(ii) The Group B Concessions are validly issued, are in full force and effect and, except as set forth on Schedule 5.23(b)(ii) are free and clear of all Liens or any restrictions which might, individually or in the aggregate, materially impair the use of any of the Group B Concessions.

(iii) The Company is not in breach of any obligations regarding the Group A Concessions.

(iv) Except as set forth on Schedule 5.23(b)(iv), the Company is not in breach of any obligations regarding the Group B Concessions.

(v) Except as set forth on Schedule 5.23(b)(v), other than Legal Proceedings or application processes of general applicability, there is no Legal Proceeding pending against the Company or, to the Knowledge of the Sellers and the Sellers’ Parent, threatened against the Company before MTC or OSIPTEL, that, if determined as requested by the moving party or as indicated in any document initiating the Legal Proceeding, would reasonably be expected to result in the revocation, modification, restriction, cancellation, termination, suspension or non-renewal of any Company Concession or the imposition of a material monetary fine.

(vi) The Company is not a party to any contract, agreement or other arrangement to assign or otherwise dispose of, or that would materially and adversely affect, the Company’s ownership of, any Company Concession whether before or after the Closing.

(c) The Company does not hold any Company Concessions or Other Concessions through a partnership, joint venture or other Person.

(d) Since March 15, 2008, except as set forth on Schedule 5.23(d), all Regulatory Reports filed by the Company either were timely, complete and accurate in all material respects when filed or, if modifications have been requested by OSIPTEL, those modifications have been reflected in a subsequent filing or amendment to the applicable Regulatory Report.

(e) The Company has made available to the Purchasers true, correct and complete copies of each Company Concession, and, except for documents otherwise publicly available, all material documents filed in and all material notices or material orders issued in connection with, any pending Legal Proceeding with respect to the Company’s rights and/or obligations under any of the Company Concessions.

(f) The Company has the right to use Other Concessions that are necessary to operate the Company’s Business as conducted on the date of this Agreement.

5.24 Network Assets.

(a) The Network Assets are, in all material respects:

(i) in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted;

(ii) usable in the Ordinary Course of Business;

(iii) operating as intended in accordance with normal industry practice; and

(iv) except as set forth on Schedule 5.24(a), owned by the Company free and clear of any Lien (other than Permitted Liens).

(b) The Sellers and the Sellers’ Parent have no Knowledge of any defect with respect to any of the Network Assets, except for any defects that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Schedule 5.24(c) identifies each site, whether rooftop, tower or other structure, on which the Company has radio transmitters (each a “Transmitter Site”). Except as set forth on Schedule 5.24(c), each Transmitter Site for which the underlying real property is owned by the Company is free and clear of Liens (other than Permitted Liens). For all Transmitter Sites for which the Company does not own the underlying real property, the Company holds a valid leasehold, sub leasehold estate or other right to use or occupy the space on which the radio transmitter is located (“Leasehold”). The Company is not in breach of or in default under the documents relating to the Leaseholds and, to the Knowledge of the Sellers and the Sellers’ Parent, no event has occurred which, with due notice or lapse of time or both, would constitute a breach or default by the Company under any such document or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder. To the Knowledge of the Sellers and the Sellers’ Parent, there are no material breaches of or material defaults by any other party thereto under the documents relating to the Leaseholds.

5.25 Data Privacy. The Company (a) is and since March 15, 2008 has been in compliance in all material respects with all applicable Laws pertaining to privacy, data protection, user data or Personal Data and with the Company Privacy Policies; and (b) has implemented and maintained commercially reasonable technical and physical safeguards in accordance with standard industry practice to protect Personal Data against unauthorized access and use, except where the failure to comply, implement or maintain would not, individually, or in the aggregate, have a Material Adverse Effect. Since March 15, 2008, there has been no loss, damage, or unauthorized access, disclosure, use or breach of security of Personal Data maintained by or on behalf of the Company, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since March 15, 2008, no Person (including any Governmental Authority) has made any written claim or commenced any Legal Proceeding against the Company with respect to unauthorized access, disclosure or use of Personal Data maintained by or on behalf of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.26 Sufficiency of Assets.

(a) At the Closing, assuming that the Purchasers obtain rights from the third parties identified on Schedule 8.1(e) and the Transferred Contracts, in each case comparable to those available to the Company on the date of this Agreement, the buildings, plants, structures, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties, rights and assets of the Company, including the rights of the Company under the Purchaser Transition Services Agreement, and the licenses provided in Section 7.12, will in the aggregate be sufficient for the continued conduct of the Company’s Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute in all material respects all of the properties, rights and assets necessary to conduct the business of the Company in the Ordinary Course of Business as currently conducted.

(b) Except for inbound roaming by subscribers of Sellers’ Affiliates located outside of Peru, all of the wireless telecommunications business of the Sellers and their respective Affiliates in Peru is operated by the Company and is included in the Business. Except for outbound roaming by subscribers of the Company and for services provided by the Company to its Affiliates, the Company does not operate any of its business or offer any services outside of Peru.

5.27 Subscribers; Coverage; Spectrum. (a) On the Closing Date, the Company will be in compliance with all its obligations under the 1900 MHz Concession Agreement including:

(i) the district coverage requirements established in clause 8.3 of the 1900 MHz Concession Agreement and Annex 3 of the Resolución Directoral No. 108-2012-MTC/27 issued by the MTC;

(ii) the lines in service coverage requirements established in clause 8.3 of the 1900 MHz Concession Agreement and Annex 3 of the Resolución Directoral No. 108-2012-MTC/27 issued by the MTC; and

(iii) the spectrum use goals established in clause 8.3 of the 1900 MHz Concession Agreement and Annex 2 of the Resolución Directoral No. 017-2009-MTC/27 issued by the MTC.

(b) The spectrum use goal (meta de uso) applicable to the Company as of the date of this Agreement is 10 MHz (applicable to the third year). The final use goal of 35 MHz (applicable to the fifth year) must be met by the Company by no later than May 4, 2014.

5.28 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V (as modified by the Schedules to this Agreement, none of the Sellers, the Sellers’ Parent or any other Person makes any other representation or warranty with respect the Company, the Sellers, the Sellers’ Parent or the transactions contemplated by this Agreement, and the Sellers disclaim any other representations or warranties, whether made by the Sellers, the Sellers’ Parent or any of their respective Affiliates, officers, directors, employees, agents or representatives. The disclosure of any matter or item in the Schedules to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF

THE PURCHASERS

The Purchasers represent and warrant, jointly and severally, to the Sellers and the Sellers’ Parent that the statements contained in this Article VI are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy or breach of which will be determined with reference to such specified date):

6.1 Corporate Existence; Authority. Each Purchaser is a corporation duly organized and validly existing under the Laws of Chile and has all requisite corporate power and authority to own, lease and operate its assets and carry on its business as currently conducted. Each of the Purchasers has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by either Purchaser in connection with the consummation of the transactions contemplated by this Agreement (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Purchaser Document will be, at or prior to the Closing, duly authorized, executed and delivered by each Purchaser, as applicable, and no additional proceedings on the part of such

Purchaser are necessary to authorize the consummation of this Agreement or any Purchaser Document or the transactions contemplated hereby or thereby. This Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, a valid and binding agreement of the Purchasers, as applicable, enforceable in accordance with its terms, subject to General Enforceability Exceptions.

6.2 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 6.2(a), none of the execution and delivery by the Purchasers of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Purchasers with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation or by-laws of either Purchaser, (ii) any Contract, Concession or Permit to which either Purchaser is a party or by which any of the properties or assets of either Purchaser are bound, (iii) any Order of any Governmental Authority applicable to a Purchaser or by which any of the properties or assets of a Purchaser are bound, or (iv) any applicable Law.

(b) Except as set forth on Schedule 6.2(b), no consent, waiver, approval, Order, Concession, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Purchasers in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by the Purchasers with any of the provisions hereof or thereof.

6.3 Litigation. Except as set forth on Schedule 6.3, there are no Legal Proceedings pending or, to the Knowledge of the Purchasers, threatened that reasonably may be expected to result in an Order that would prohibit or restrain the ability of the Purchasers to enter into this Agreement or consummate the transactions contemplated hereby.

6.4 Investment Intention. Each Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”)) thereof. The Purchasers understand that the Shares have not been registered under the Securities Act or any other applicable U.S. or foreign securities Laws and cannot be sold unless subsequently registered under the Securities Act or any other applicable U.S. or foreign securities Laws or an exemption from such registration is available.

6.5 Financial Advisors. Except as set forth on Schedule 6.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchasers in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from the Sellers or the Sellers’ Parent in respect thereof.

6.6 Financing. The Purchasers (a) have, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (b) have not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities.

6.7 Condition of the Business. Except for the representations and warranties of Article V (as modified by the applicable Schedules to this Agreement), the assets and the Company’s Business are being transferred on a “where is” and, as to condition, “as is” basis. Any claims the Purchasers may have for breach of representation or warranty shall be based solely on the representations and warranties of the Sellers and the Sellers’ Parent set forth in Article V (as modified by the applicable Schedules to this Agreement). Without limiting the scope of the representations and warranties given by the Sellers and the Sellers’ Parent in Article V, the Purchasers acknowledge that they have conducted to their satisfaction, their own independent investigation of the condition, operations and business of the Company and, in making their determination to proceed with the transactions contemplated by this Agreement, the Purchasers have relied on the results of their own independent investigation.

ARTICLE VII

COVENANTS

7.1 Access to Information. From the date of this Agreement until the Closing Date or earlier termination of this Agreement. the Purchasers shall be entitled, through their respective officers, employees and representatives (including their respective legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and such examination of the books and records of the Company as they reasonably request and to make extracts and copies of such books and records. Any such investigation or examination, and all communications with the Company and its representatives, shall be coordinated through representatives designated by the Sellers’ Parent unless otherwise agreed upon by the Parties. Any such investigation and examination shall be conducted during regular business hours and shall be subject to restrictions under applicable Law. The Sellers’ Parent shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to cooperate with the reasonable requests of the Purchasers and their respective representatives in connection with such investigation and examination, and the Purchasers and their respective representatives shall cooperate with the Company and its representatives and shall use their reasonable efforts to minimize any disruption to the Company’s Business. No such investigation or examination shall be permitted to the extent that it would require the Company to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company is bound. Prior to the Closing, without the prior written consent of the Sellers’ Parent, which may be withheld for any reason, the Purchasers shall not contact any suppliers to, or customers of, the Company with respect to the transactions contemplated hereby.

7.2 Conduct of the Business Pending the Closing.

(a) From and including the date of this Agreement until the Closing Date or earlier termination of this Agreement, except (i) as set forth on Schedule 7.2, (ii) to the extent required by applicable Law or this Agreement (including taking all necessary action to allow for the issuance of Additional Shares pursuant to Section 7.18) or (iii) with the prior written consent of the Purchasers, the Sellers and the Sellers’ Parent shall, subject to Section 7.17, cause the Company to:

(i) conduct the Company’s Business only in the Ordinary Course of Business;

(ii) use commercially reasonable efforts to preserve the present business operations, organization and goodwill of the Company (including relationships with suppliers, customers, licensors, licensees, and other business relationships and, in the Ordinary Course of Business, to keep available the services of the Company’s employees);

(iii) maintain and operate the Network Assets in the same manner in all material respects as the network is maintained and operated on the date hereof, including renewal, preservation, and acquisition of Other Concessions and the disposition or surrender of Other Concessions that are used for radio backhaul as appropriate to configure Network Assets in the Ordinary Course of Business; and

(iv) use commercially reasonable efforts to comply with applicable Law and the Company Concessions and preserve the Company Concessions and renew Company Concessions that are expiring.

(b) From the date of this Agreement until the Closing Date or earlier termination of this Agreement, except (i) as set forth on Schedule 7.2, (ii) to the extent required by applicable Law or this Agreement or (iii) with the prior written consent of the Purchasers, the Sellers shall, subject to Section 7.17, not permit the Company to do any of the following:

(i) declare, set aside, make or pay any dividend or other distribution in respect of any Shares or repurchase, redeem or otherwise acquire or retire any outstanding Shares or other securities of, or other ownership interests in, the Company;

(ii) transfer, issue, sell or dispose of any Shares or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire any Shares or other securities of the Company;

(iii) effect any recapitalization, reclassification or like change in its capitalization;

(iv) amend its certificate of incorporation or by-laws or other organizational documents;

(v) (A) increase the compensation of any of its present or former directors, officers or employees, (B) grant any bonus, benefit or other direct or indirect compensation to any of its present or former directors, officers or employees, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of its present or former directors, officers or employees or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) involving any of its present or former directors, officers or employees, except, in each case, to the extent required by applicable Law or by the terms of any Employee Plan in effect on the date of this Agreement;

(vi) subject any of its (A) material properties or assets (whether tangible or intangible) to a Lien, except for Permitted Liens (other than Liens securing Company Debt) or (B) other assets to Liens except for Liens incurred in the Ordinary Course of Business not securing Company Debt;

(vii) (A) acquire any material properties, rights, spectrum, or other assets, in each case other than any Network Assets in the Ordinary Course of Business, or (B) sell, assign, license, transfer, convey, lease, allow the expiration or lapse of, or otherwise dispose of any of its properties, rights, spectrum, Company Concessions or assets (except (1) sales of inventory to customers in the Ordinary Course of Business or (2) sales of obsolete or worthless assets or inventory which shall not, individually or in the aggregate, exceed $1,000,000);

(viii) other than in the Ordinary Course of Business, cancel or compromise any material debt or claim or waive or release any material right of the Company;

(ix) enter into any merger, consolidation or similar transaction with any other Person or acquire the securities or a material portion of the assets of any other Person;

(x) (A) make or rescind any election relating to Taxes, (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation or audit controversy that is material relating to Taxes, provided that the Purchasers’ consent shall not be unreasonably conditioned, withheld or delayed with respect to any of the items referred to in clause (B) of this Section 7.2(b)(x), (C) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to the Company or, (D) except as required by a change in applicable Law or Peruvian GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return;

(xi) enter into, terminate, extend, modify or amend any Material Contract, except in the Ordinary Course of Business;

(xii) enter into, terminate, extend, modify or amend any Related Party Transaction;

(xiii) make any loans, advances or capital contributions to, or investments in, any other Person;

(xiv) settle or compromise any Legal Proceeding, except in the Ordinary Course of Business if the cash payment(s) for settlement or compromise of any Legal Proceeding do not exceed $3,000,000 and are paid prior to the Closing;

(xv) change any of its accounting principles or practices, except as required by a change in Peruvian GAAP after the date of this Agreement;

(xvi) enter into any business outside of the Company’s Business;

(xvii) fail to maintain the Insurance Policies in full force and effect; or

(xviii) incur any deferred Liabilities, prepaid assets or deferred assets outside the Ordinary Course of Business;

(xix) enter into any Contract, or otherwise agree or commit, to do anything prohibited by this Section 7.2.

7.3 Consents. Subject to Schedule 1.1(a), from the date of this Agreement until the Closing Date or earlier termination of this Agreement, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use (and the Sellers and the Sellers’ Parent shall cause the Company to use) commercially reasonable efforts, and cooperate with the Company and each of the other Parties hereto, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement. Each of the Purchasers shall and shall cause the Company, to expressly assume liability in respect of any and all of the Contracts set forth on Schedules 4.2(h) and 8.1(e) for any periods on and after the Closing. The Parties shall pay the respective amounts described in Schedule 1.1(a).

7.4 Regulatory Approvals.

(a) From the date of this Agreement until the Closing Date or earlier termination of this Agreement, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall (and the Sellers and the Sellers’ Parent shall cause the Company to), (i) make or cause to be made all filings or applications required of each of them or their respective Affiliates to obtain any necessary Governmental Approvals and (ii) cooperate with each other in connection with any such filing or applications (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing or non-applying Parties prior to filing or submitting an application and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any relevant Peruvian Governmental Authority with respect to the transactions contemplated by this Agreement. Each Party shall promptly inform the other Parties of any material oral communication with, and provide copies of material written communications with, any Peruvian Governmental Authority regarding any such investigation or inquiry.

(b) Each of the Purchasers, the Sellers and the Sellers’ Parent shall use its commercially reasonable efforts to take such action as may be required to obtain any necessary Governmental Approvals, as promptly as reasonably practicable after the execution of this Agreement and to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or preceding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement.

7.5 Further Assurances. From the date of this Agreement until the Closing Date or earlier termination of this Agreement, subject to and without modifying Section 7.3, Section 7.4 or Section 7.19, each of the Purchasers shall, and the Sellers and the Sellers’ Parent shall cause the Company and its Affiliates to, use its commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

7.6 Confidentiality.

(a) The Purchasers acknowledge that the information provided to them in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Entel and the Sellers’ Parent dated October 23, 2012 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Confidentiality Agreement shall terminate effective upon, and only upon, the Closing Date.

(b) From the Closing Date until the second anniversary of the Closing, the Sellers and the Sellers’ Parent shall, and shall cause their respective controlled Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that such information (a) is generally available to and known by the public through no fault of any Seller, any of the Sellers’ respective Affiliates or their respective representatives; or (b) is lawfully acquired by the Sellers, any of their respective Affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. For a period of two years after the Closing, if the Sellers’ Parent, any Seller or any of their respective Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Sellers’ Parent and/or such Seller shall (i) promptly notify the Purchasers in writing, (ii) disclose only that portion of such information which reasonably must be disclosed, and, (iii) at the Purchasers’ expense, use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

7.7 Publicity.

(a) Promptly after the execution and delivery of this Agreement, the Sellers’ Parent and Entel will issue an initial press release in the form agreed upon by the Sellers’ Parent and Entel.

(b) The Sellers’ Parent may at any time take any action or make a public statement or filing required by the United States Securities and Exchange Commission or the NASDAQ. Entel may at any time take any action or make a public statement or filing required by the Chilean Securities and Insurance Commission or the Bolsa de Santiago de Chile. If any action is being taken under this Section 7.7(b), any Party whose Affiliate is taking action will, to the extent practicable under the circumstances, provide advance notice to and to consult with the other Parties regarding the action to be taken.

(c) Except as stated in (a) and (b) above, or as may be required by applicable Law or legal process, no Party will publish any press release or release any similar public statement regarding the terms of this Agreement without obtaining the prior written approval of the other Parties; except that, a Party required by applicable Law to make a public statement or filing shall use its commercially reasonable efforts consistent with applicable Law to consult with the other Parties with respect to the text thereof.

7.8 Continuing Employees.

(a) The Purchasers shall continue the employment of the employees of the Company set forth on Schedule 7.8 (each, an “Applicable Employee”) at the salary and the position agreed in writing with the Purchasers.

(b) On and after the Closing Date, the Purchasers shall cause the Company to pay, and the Company shall pay, (i) subject to Schedule 1.1(a), the retention amounts payable to the Applicable Employees, in each case as set forth on Annex A to Schedule 7.2, and (ii) subject to Schedule 1.1(a), the severance amounts set forth on Annex A to Schedule 7.2 (the “Enhanced Severance Obligations”) that are due to an Applicable Employee that is terminated by the Company on or after the Closing Date.

7.9 Records. With respect to the financial books and records of the Company relating to matters on or prior to the Closing Date: (a) for a period of seven years after the Closing Date, the Purchasers shall not cause or permit their destruction or disposal without first offering to surrender them to the Sellers; and (b) where there is a legitimate purpose, including any Legal Proceeding involving either of the Sellers or the Sellers’ Parent or a claim or dispute relating to this Agreement, the Purchasers shall allow the Sellers and their respective representatives access to such books and records during regular business hours.

7.10 Trademark License Agreement.

(a) Subject to Schedule 1.1(a), from the date of this Agreement until the Closing Date or earlier termination of this Agreement, the Sellers and the Sellers’ Parent agree to use their commercially reasonable efforts to, and at the request of Sellers, each of the Purchasers agrees to cooperate to, obtain any consent required from the Trademark Licensor (such consent the “Trademark Licensor Consent”), in order for the Company to use in Peru, on a non-exclusive, royalty free basis, any Trademark (including domain names) owned by the Trademark Licensor and identified on Schedule 5.12 (collectively, the “Trademark Licensor’s Brands”) in substantially the same manner as the Trademark Licensor’s Brands have been used by the Company as of the Closing Date for a period of up to 18 months following the Closing (the “Target Sublicense End Date”), but no less than 12 months following the Closing Date (the “Minimum Sublicense End Date”). For clarity, the Trademark Licensor Consent will include the right for the Company to (i) continue to manufacture, distribute, dispose of, or use the Company’s inventory of Wireless Devices and Wireless Accessories (as each such term is defined in the Trademark License Agreement) or promotional or advertising materials relating thereto, in each case, that are branded with a Trademark Licensor’s Brand, (ii) create new promotional or advertising material branded with the Trademark Licensor’s Brand and (iii) conduct Licensed Activities and Licensed Services (as such terms are defined in the Trademark License Agreement) under the Trademark Licensor’s Brands, in each case of (i)-(iii) up until the Target Sublicense End Date.

(b) The Sellers’ Parent hereby grants the Company a non-exclusive, royalty free license to use any Trademark (including domain names) owned by the Sellers’ Parent and identified on Schedule 5.12 (collectively, the “Sellers’ Parent Brands”) in substantially the same manner as the Sellers’ Parent Brands have been used by the Company as of the Closing Date up until the Target Sublicense End Date but no less than the Minimum Sublicense End Date.

7.11 Websites. At the Purchasers’ request, for 24 months after the Closing Date, Sellers shall display on their websites, in all places where the Business was previously discussed or displayed, a mutually-agreed statement about Purchasers’ new ownership of the Business and a link to any website designated by the Purchasers.

7.12 Intellectual Property License.

(a) Sellers and Sellers’ Parent, on behalf of themselves and their subsidiaries, grant to the Company, effective as of the Closing Date, a non-exclusive, non-sublicensable (except as provided herein), non-assignable (except as provided in Section 7.12(c)), perpetual, irrevocable, royalty-free, fully paid-up, worldwide license, in connection with the current and future operation of the Business in Peru, to use and exercise all rights under any Intellectual Property (other than Trademarks), if any, that is owned by Sellers, Sellers’ Parent or any of their subsidiaries as of the Closing Date and that was used by the Business as of the Closing Date, including those patents set forth on Schedule 5.12 and the know-how related to push-to-talk 3G WCDMA products (the “Seller Licensed IP”). For clarity, this license covers any Seller Licensed IP in existence as of the Closing Date, but does not cover any Intellectual Property that arises, is created or acquired after the Closing Date. The Company may sublicense this license solely (x) to its vendors, consultants, contractors and suppliers, in connection with their providing services to the Company; (y) to its distributors, customers and end-users, in connection with the distribution, licensing, offering and sale of the current and future products of the Business.

(b) The Company grants to the Sellers and Sellers’ Parent and their respective current Affiliates, effective as of the Closing Date, a non-exclusive, non-sublicensable (except as provided herein), non-assignable (except as provided in Section 7.12(c)), perpetual, irrevocable, royalty-free, fully paid-up, worldwide license, in connection with the current and future operation of their businesses, to use and exercise all rights under any Intellectual Property (other than Trademarks), if any, that is owned by the Company as of the Closing Date and that was used by the Sellers or Sellers’ Parent or any of their Affiliates as of the Closing Date (the “Company Licensed IP”). For clarity, this license covers any Company Licensed IP in existence as of the Closing Date, but does not cover any Intellectual Property that arises, is created or acquired after the Closing Date. Sellers, Sellers’ Parent and their Affiliates may sublicense this license solely (x) to their vendors, consultants, contractors and suppliers, in connection with their providing services to the Sellers and Sellers’ Parent; (y) to their distributors, customers and end-users, in connection with the distribution, licensing, offering and sale of the current and future products of the Sellers and Sellers’ Parent.

(c) The Sellers, the Sellers’ Parent, their current Affiliates and the Company may, as the case may be, assign the licenses set forth in Section 7.12(a) and 7.12(b) to any Affiliate, or in connection with a merger, reorganization, or sale of all, or substantially all, of any of their businesses to which this license relates, so long as: (x) the assignee provides the assignor with prompt written notice of such transaction; and (y) the assignment shall be expressly limited to the business to which this license relates (and shall not be deemed to extend to other businesses or affiliates of a successor); provided that no such assignment pursuant to this Section 7.12(c) shall relieve the parties of their obligations hereunder.

(d) Each party acknowledges and agrees that the other party has no obligations under this Agreement with respect to delivery, training, registration, maintenance, policing, notification of infringements or renewal with respect to any Intellectual Property licensed under this Section 7.12.

7.13 Tax Matters.

(a) Seller Returns. The Sellers shall timely prepare and file (or cause timely preparation and filing) with the appropriate Taxing Authority all Tax Returns with respect to the Company relating to Pre-Closing Tax Periods that are filed after the Closing Date (“Seller Returns”), and shall timely pay (or cause to be timely paid) all Taxes due with respect to Seller Returns, to the extent not already taken into account in determining Net Working Capital (as finally determined pursuant to this Agreement) or otherwise as a Net Purchase Price adjustment hereunder. The Sellers shall make available to the Purchasers any Seller Returns and related workpapers for the Purchasers’ review and comment at least 30 Business Days prior to the respective due dates of such Seller Returns (or such shorter period as the circumstances require, but only in the case of a non-income Tax Return), and the Purchasers shall provide the Sellers with the Purchasers’ comments no later than 15 Business Days (or such shorter period as the circumstances require, but only in the case of a non-income Tax Return) before the respective due dates of such Seller Returns. The Sellers shall consider in good faith any revisions to the Seller Returns that are timely and reasonably requested by the Purchasers, except if any such revisions would reasonably be expected to result in a material adverse effect to the Sellers. The Sellers and the Purchasers agree to consult and resolve in good faith any issue arising as a result of the Purchasers’ review of such Seller Returns. No Seller Returns shall be filed without the prior written consent of the Purchasers, which consent shall not be unreasonably withheld or delayed.

(b) Purchaser Returns. The Purchasers shall timely prepare and file (or cause timely preparation and filing) with the appropriate Taxing Authority all Tax Returns with respect to the Company relating to taxable periods that end after the Closing Date (“Purchaser Returns”), and shall timely pay (or cause to be timely paid) all Taxes due with respect to Purchaser Returns. With respect to any Purchaser Return relating to a Straddle Period (a “Straddle Period Return”), the Sellers shall reimburse the Purchasers (in accordance with the provisions hereof) for any amount owed by the Sellers pursuant to Section 9.1 (and the apportionment provisions of Section 7.13(c)) with respect to the Taxes paid with respect to any such Straddle Period, to the extent not already taken into account in determining Net Working Capital (as finally determined pursuant to this Agreement) or otherwise as a Net Purchase Price adjustment hereunder. The Purchasers shall make available to the Sellers any Straddle Period

Returns and related workpapers for the Sellers’ review and comment at least 30 Business Days (or such shorter period as the circumstances require, but only in the case of a non-income Tax Return) prior to the respective due dates of such Straddle Period Returns, and the Sellers shall provide the Purchasers with the Sellers’ comments no later than 15 Business Days (or such shorter period as the circumstances require, but only in the case of a non-income Tax Return) before the respective due dates of such Straddle Period Returns. The Purchasers shall consider in good faith any revisions to the Straddle Period Returns that are timely and reasonably requested by the Sellers, except if any such revisions would reasonably be expected to result in a material adverse effect to the Purchasers. The Sellers and the Purchasers agree to consult and resolve in good faith any issue arising as a result of the Sellers’ review of such Straddle Period Returns. No Straddle Period Return shall be filed without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed.

(c) Apportionment. For purposes of this Agreement, in the case of any Straddle Period, the amount of Taxes of the Company allocable to the portion of the Straddle Period ending on the Closing Date (“Pre-Closing Straddle Period Taxes”) shall be deemed to be: (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in clause (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Pre-Closing Straddle Period Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

(d) Refunds and Elections.

(i) The Sellers shall be entitled to any Tax refunds actually received, including interest actually paid by the relevant Taxing Authority therewith, in respect of Pre-Closing Taxes, less any costs or expenses actually incurred by Purchasers (including Taxes) in respect of the receipt of such refunds. In the event that the Company is entitled to receive any such Tax refund described in the preceding sentence, the Purchasers shall elect, and shall cause the Company to elect, under applicable provisions of the Peruvian Tax code, to actually receive a payment of such refund and shall not elect to receive such Tax refund in the form of a credit against future Taxes. The Purchasers shall forward to the Seller Beneficiaries or reimburse the Seller Beneficiaries for any such Pre-Closing Tax refunds received within 30 Business Days of such receipt. Notwithstanding the foregoing three sentences, any such refunds, shall be for the account of Purchasers to the extent such refunds are attributable (determined on a marginal basis) to the carryback from a Post-Closing Tax Period of items of loss, deduction or credit, or other Tax items, of the Company or any of its Affiliates, including Purchasers. The Purchasers shall be entitled to any Tax refunds of the Company attributable to any Post-Closing Tax Period. Any refunds actually received with respect to a Straddle Period shall be apportioned between the Sellers and the Purchasers pursuant to the principles of Section 7.13(c).

(ii) None of the Purchasers shall make, or cause to be made, an election under Section 338(g) of the Code for the Company without the written consent of the Sellers or the Sellers’ Parent.

(e) Cooperation.

(i) The Sellers and the Purchasers shall cooperate reasonably and promptly in (A) preparing and filing all Tax Returns with respect to the Company, including information required with respect to the Company in the Tax Returns and financial statements of the Sellers and the Sellers’ Parent, and including giving each other reasonable access to their employees for the purpose of making inquiries in connection with the preparation of Tax Returns and maintaining and making available to each other all records, personnel or powers of attorney reasonably necessary in connection with Taxes of the Company, (B) giving the other Party timely notice (to the extent required hereunder) and responding to any inquiries, audits or similar proceedings by any Taxing Authority relating to Taxes of the Company (each of the items referred to in clause (B) of this Section 7.13(e)(i), a “Tax Matter”), and (C) resolving all disputes and audits with Taxing Authorities relating to Taxes of the Company, including any dispute or audit of the Sellers’ and the Sellers’ Parent’s Tax Returns with respect to the Company by any Taxing Authority. The failure to give timely notice of a Tax Matter shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent such failure has materially prejudiced the Indemnifying Party. The Party requesting cooperation under this Section 7.13(e)(i) shall bear all costs and expenses attributable to such cooperation.

(ii) The Sellers or the Sellers’ Parent shall have the responsibility for, and the right to control, at the Sellers’ or the Sellers’ Parent’s sole expense, any Tax Matter relating to a Pre-Closing Tax Period; provided that the Purchasers and counsel of their own choosing, shall have the right to participate fully, at their own expense, in all aspects of the prosecution or defense of such Tax Matter if the Purchasers reasonably determine that such Tax Matter could have a material adverse impact on the Tax attributes of the Company created or generated in any Post-Closing Tax Period. The Sellers and the Purchasers shall jointly control and participate in all proceedings taken in connection with any Tax Matter relating to Taxes of the Company for a Straddle Period, and shall bear their own respective costs and expenses. The Purchasers shall control all proceedings with respect to any Tax Matter relating to a Post-Closing Tax Period; provided that the Sellers or the Sellers’ Parent shall have the right to participate fully, at their own expense, in the settlement of such a Tax Matter if and to the extent that such matter is reasonably likely to give rise to a claim for indemnification under this Agreement or could affect the Tax attributes of the Company for any Pre-Closing Tax Period. For the avoidance of doubt, (1) the Purchasers shall be entitled to be timely informed in writing by the Sellers of any Tax Matter relating to a Pre-Closing Tax Period (it being understood that such writing shall set forth in reasonable detail the amount and the nature of such matter as it pertains solely to the Company as well as the core assertions of the Taxing Authority underlying such matter as they pertain solely to the Company) and the developments with respect to such matter at any administrative meeting, conference, hearing or other proceeding as they pertain solely to the Company;

and (2) the Sellers shall be entitled to be timely informed in writing by the Purchasers of any Tax Matter relating to a Post-Closing Tax Period to the extent such matter may give rise to a claim for indemnification under this Agreement (it being understood that such writing shall set forth in reasonable detail the amount and the nature of such matter as it pertains solely to the Company as well as the core assertions of the Taxing Authority underlying such matter as they pertain solely to the Company) and the developments with respect to such matter at any administrative meeting, conference, hearing or other proceeding as they pertain solely to the Company. For the avoidance of doubt, nothing in this Section 7.13(e)(ii) shall in any way restrict the Company’s or the Sellers’ use of Tax attributes of the Company prior to the Closing Date.

(iii) Notwithstanding Section 7.9, the Purchasers, and the Sellers and the Sellers’ Parent shall, and the Purchasers shall cause the Company to (A) retain all Tax-related books, records and documents relating to any taxable period beginning before the Closing Date until 60 days after the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority and (B) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books, records and documents, and, if the other Party so requests, the Purchasers, the Company, or the Sellers or the Sellers’ Parent, as the case may be, shall allow the other Party to take possession of such books, records and documents at the sole expense of the requesting party. The Purchasers, and the Sellers and the Sellers’ Parent shall, upon request of the other Party, use their commercially reasonable efforts to obtain or provide any certificate or other document from any Taxing Authority or any other Person, at the sole expense of the requesting Party, as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transitions contemplated by this Agreement.

(iv) The Purchasers shall use commercially reasonable efforts to provide promptly to the Sellers, at the Sellers’ sole cost and expense, the information reasonably requested by the Sellers that is necessary for the Sellers’s Parent to determine its pro-rata share of the Company’s Subpart F income under Section 951(a)(2) of the Code for any taxable year of the Company for which the Sellers’ Parent has a U.S. federal income tax reporting obligation.

(f) Amendments. Unless required by applicable Law, none of the Purchasers, the Company or any of the respective Affiliates of the foregoing shall amend or otherwise modify any Tax Return or Tax election of the Company in respect of a Pre-Closing Tax Period or Straddle Period without the prior written consent of the Sellers or the Sellers’ Parent, which consent may not be unreasonably conditioned, withheld or delayed.

(g) Purchaser Tax Act. Notwithstanding anything in Section 9.1(a), the Sellers or the Sellers’ Parent shall not have any indemnification obligation to the Purchasers under this Agreement for any Taxes or Losses resulting directly from a Purchaser Tax Act.

(h) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid one-half by the Purchasers and one-half by the Sellers. The Sellers shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes); provided that the Purchasers shall timely prepare any such Tax Returns that are the primary responsibility of the Purchasers under applicable Law. The Purchasers’ preparation of any such Tax Returns shall be subject to the Sellers’ approval, which approval shall not be unreasonably withheld.

7.14 Notice of Certain Events. From the date hereof until the Closing, each Party shall promptly notify the other Parties of (i) any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.1 or Section 8.2 as applicable to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Legal Proceedings commenced relating to or involving or otherwise materially affecting the consummation of the transactions contemplated by this Agreement. Receipt of information pursuant to this Section 7.14 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by such Party in this Agreement. No party shall be required to take any action that would jeopardize its attorney-client privilege.

7.15 Non-Competition; Non-Solicitation.

(a) During the Restricted Period, each Seller and the Sellers’ Parent shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in operating facilities or a network for wireless telecommunication in Peru; (ii) have an interest in any Person that directly or indirectly operates a facilities based wireless telecommunication network in Peru in any capacity, including as a partner, shareholder, or member; (iii) intentionally interfere with any business relationships between the Company, on the one hand, and its customers and suppliers, on the other hand, or (iv) market or sell wireless telecommunications services under the “Nextel” name in Peru. None of the Sellers, the Sellers’ Parent or any of their respective Affiliates are prohibited by this Section 7.15(a) from (x) owning, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such owner is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person that engages in any of the activities that are described by the first sentence of this Section 7.15(a), (y) owning, directly or indirectly, up to a 15% equity interest in any partnership, joint venture or other Person (“Permissible Entity”) that engages in any of the activities that are described by the first sentence of this Section 7.15(a) or (z) entering into any (1) roaming agreements that allow subscribers who purchase services from an Affiliate of any Seller, which Affiliate must be located outside of Peru, to roam in Peru or (2) similar agreements with multi-national business customers that allow such customers who purchase services from an Affiliate of any Seller, which Affiliate must be located outside of Peru, to obtain such multi-national business services in Peru. For the avoidance of doubt, no third party that owns an equity interest in any Permissible Entity or any member, shareholder or owner of such third party shall be deemed to be an Affiliate of any of the Sellers or the Sellers’ Parent due to the ownership of such equity interest for purposes of this Section 7.15.

(b) During the Restricted Period, each Seller and the Sellers’ Parent shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees. Nothing in this Section 7.15(b) shall prevent any of the Sellers, the Sellers’ Parent or any of their respective Affiliates from hiring any employee whose employment with the Company has terminated or apply with respect to any of the seconded headquarters employees set forth on Schedule 7.15(b).

(c) If any Seller or the Sellers’ Parent breaches, or threatens to commit a breach of, any of the provisions of this Section 7.15, the Purchasers and the Company shall have in addition to, and not in lieu of, any other rights and remedies available to the Purchasers or the Company the right and remedy to specific enforcement, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to each of the Purchasers and the Company and that money damages may not provide an adequate remedy to the Purchasers or the Company.

(d) The Sellers and the Sellers’ Parent acknowledge that the restrictions contained in this Section 7.15 are reasonable and necessary to protect the legitimate interests of the Purchasers and constitute a material inducement to the Purchasers to enter into this Agreement and consummate the transactions contemplated by this Agreement. If any covenant contained in this Section 7.15 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

7.16 Release. Effective as of the Closing, each Seller and the Sellers’ Parent hereby unconditionally and irrevocably waives any claims that each such Seller and/or the Sellers’ Parent, solely in its capacity as a shareholder of the Company, has or may have in the future against the Company and releases, on its own behalf and on behalf of its successors and assigns, the Company and its directors and officers, from any and all Legal Proceedings with respect thereto arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken or permitted prior to the Closing, in each case except (i) to the extent in the nature of or related to any exculpatory, indemnification, contribution, or similar provisions and (ii) with respect to this Agreement, or any of the agreements contemplated hereby, and all covenants, agreements and arrangements and the transactions contemplated hereby.

7.17 Capital and Other Expenditures. From January 1, 2013 until the day immediately prior to the Closing Date, the Sellers and the Sellers’ Parent shall cause the Company to make the following expenditures, in each case, in the Ordinary Course of Business (i) capital expenditures in a cumulative amount that are not less than 90% of the Capital Expenditure Amount and (ii) expenditures for marketing and related sales expenses and customer care activities in a cumulative amount that are not less than 80% of the Marketing Amount.

7.18 Intercompany Accounts. All intercompany payables and loans between the Company, on the one hand, and any of the Sellers, the Sellers’ Parent or their Affiliates, on the other hand, which exist and are reflected in the accounting records of the relevant parties may be settled at any time on or prior to the Closing by means of a capital contribution in exchange for ordinary shares of the Company (shares so issued, “Additional Shares”). Except for the Contracts set forth on Schedule 7.18, which shall remain in full force and effect after the Closing Date in accordance with their respective terms (the “Surviving Affiliate Agreements”), the Sellers and the Sellers’ Parent shall cause all Related Party Transactions to be terminated at or prior to the Closing without any Liability to the Company. Notwithstanding anything to the contrary in this Agreement, all intercompany receivables and intercompany payables (including those under the Surviving Affiliate Agreements) between the Company, on the one hand, and Sellers’ Parent and its Affiliates, on the other hand, shall be cancelled immediately prior to the Closing. For the avoidance of doubt, nothing in this Section 7.18 shall affect any obligations with respect to the Surviving Affiliate Agreements following the Closing.

7.19 OSIPTEL Certification Process.

(a) Following the date of this Agreement, the Sellers and the Sellers’ Parent, shall, and shall cause the Company to, cooperate and use commercially reasonable efforts to take all actions reasonably necessary or appropriate to complete the Company Certification as soon as reasonably practicable. Promptly after the date hereof, each of the Purchasers and the Company shall establish a technical committee, consisting of no less than two representatives designated by each of the Purchasers and the Company (the “Technical Committee”). During the period from the date of this Agreement until the Company Certification Date, the Technical Committee will (i) reasonably confer on a regular basis regarding the status of the Company Certification and (ii) reasonably communicate and consult with its members with respect to (x) the manner in which the Company Certification is being conducted, in each case to the extent consistent with applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. The Company shall coordinate, manage and control the Company Certification in consultation with the Technical Committee.

(b) After the Company determines in its reasonable discretion that it has satisfied the requirements for the OSIPTEL Certification, the Sellers and the Sellers’ Parent shall cause the Company (as soon as reasonably practicably following such determination by the Company) to submit a filing with OSIPTEL (the “OSIPTEL Filing”) (i) certifying that it is in compliance with its obligations under the 1900 MHz Concession Agreement with respect to the coverage and subscribers requirements established in clause 8.3 of the 1900 MHz Concession Agreement and Annex 3 of the Resolución Directoral No. 108-2012-MTC/27 issued by the MTC, in each case as of the date of such filing, and (ii) requesting the OSIPTEL Certification. The OSIPTEL Filing shall include such information as the Company reasonably determines is required by the OSIPTEL, or that is requested by the OSIPTEL, in order for OSIPTEL to determine whether the Company has met the requirements for OSIPTEL Certification and to issue the OSIPTEL Certification. To the extent permitted by applicable Law, the Sellers and Sellers’ Parents shall provide the other Parties with copies of all correspondence between the Company and OSIPTEL relating to the OSIPTEL Filing.

(c) If the Purchasers consummate the transactions contemplated hereby without receipt of the OSIPTEL Certification, then from the Closing until receipt of the OSIPTEL Certification, the Purchasers will not permit the Company to, move or redeploy any of the Network Assets or the Company’s equipment in any manner that would reasonably be expected to adversely affect the OSIPTEL Certification in any material respect or materially delay receipt of the OSIPTEL Certification.

(d) From the date of this Agreement until the Closing Date or earlier termination of this Agreement, upon the terms and subject to the conditions set forth in this Agreement, each of the Sellers and the Sellers’ Parent shall, and shall cause the Company to, make or cause to be made all filings or applications required to obtain the OSIPTEL Certification. Each Party shall promptly inform the other Parties of any material oral communication with, and provide copies of any material written communications with, any Peruvian Governmental Authority regarding any such filings or applications.

(e) The Sellers and the Sellers’ Parent shall provide to the Purchasers copies of any documents or other written materials to be filed or otherwise submitted to any Peruvian Governmental Authority in connection with the transactions contemplated by this Agreement, and shall consider all reasonable additions, deletions or changes suggested by the Purchasers in connection therewith, prior to filing or submitting such documents or materials.

(f) Each of the Purchasers, the Sellers and the Sellers’ Parent shall use its commercially reasonable efforts to take such action as may be required to obtain the OSIPTEL Certification as promptly as reasonably practicable after the execution of this Agreement. The Purchasers will not, and will cause their Affiliates and representatives not to, (i) make any inquiries relating to the status of the pending OSIPTEL Certification or (ii) interfere with the Company’s application for the OSIPTEL Certification in any way that adversely affects the ability of the Company to obtain the OSIPTEL Certification.

7.20 No-Shop. Prior to the Seller Termination Date, the Sellers and Sellers’ Parent shall not, and shall not authorize or permit any of their Affiliates (including the Company) or any of their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Sellers and Sellers’ Parent shall immediately cease and cause to be terminated, and shall cause their Affiliates (including the Company) and all of their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Entel or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of the Purchasers. The obligation of the Purchasers to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchasers in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of the Sellers and the Sellers’ Parent set forth in Article V and in the other Seller Documents qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) the Sellers and the Sellers’ Parent shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with respectively by them on or prior to the Closing Date;

(c) there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or imposing adverse conditions on the transaction or on any of the Purchasers or any of their Affiliates;

(d) (i) each of the Company Concessions shall be in full force and effect and (ii) the Company shall have received the OSIPTEL Certification (and the Purchaser shall have received a true and correct copy thereof);

(e) all approvals, agreements, amendments, consents and waivers that are listed on Schedule 8.1(e) shall have been received, and executed counterparts thereof shall have been delivered to Purchaser at or prior to the Closing;

(f) from the date of this Agreement, there shall not have occurred any event or events that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; and

(g) each of the closing deliveries set forth in Section 4.2 shall have been delivered to the Purchasers.

8.2 Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable Law):

(a) The representations and warranties of the Purchasers set forth in Article VI and in the other Purchaser Documents qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) the Purchasers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with respectively by the Purchasers on or prior to the Closing Date;

(c) there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(d) each of the closing deliveries set forth in Section 4.3 shall have been delivered to the Sellers.

8.3 Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, if such failure was caused by such Party’s failure to comply with this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by Sellers.

(a) Subject to the limitations of Section 9.4 and Section 9.6 and the procedures of Section 9.3, the Sellers and the Sellers’ Parent hereby jointly and severally agree to indemnify and hold the Purchasers and their respective Affiliates, directors, officers, stockholders, partners, attorneys, accountants, agents, employees, heirs, successors and assigns (collectively, the “Purchaser Beneficiaries”) from and against any Losses incurred or suffered by any of the Purchaser Beneficiaries resulting from or arising out of:

(i) any breach or inaccuracy of any representation or warranty made by the Sellers or the Sellers’ Parent contained in this Agreement or any of the other Seller Documents,

(ii) any breach or non-fulfillment of any covenant or agreement by the Sellers or the Sellers’ Parent contained in this Agreement,

(iii) any Pre-Closing Taxes (whether or not disclosed in the Schedules to this Agreement); provided that Sellers shall be liable only to the extent that such Pre-Closing Taxes were not already taken into account in determining Net Working Capital (as finally determined pursuant to this Agreement) or otherwise as a Net Purchase Price adjustment hereunder or

(iv) any Remedial Losses.

(b) The Purchasers shall take and shall cause their respective Affiliates to take commercially reasonable steps to mitigate any Loss upon becoming aware of any event which gives rise thereto.

9.2 Indemnification by the Purchasers.

(a) Subject to the limitations of Section 9.4 and the procedures of Section 9.3, the Purchasers hereby jointly and severally agree to indemnify and hold the Sellers and their respective Affiliates, directors, officers, stockholders, partners, attorneys, accountants, agents, employees, heirs, successors and assigns (collectively, the “Seller Beneficiaries” and, collectively with the Purchaser Beneficiaries, the “Beneficiaries”) from and against any Losses incurred or suffered by any of the Seller Beneficiaries resulting from or arising out of:

(i) any breach or inaccuracy of any representation or warranty made by the Purchasers contained in this Agreement or any of the other Purchaser Documents,

(ii) any breach of any covenant or agreement by the Purchasers contained in this Agreement and

(iii) any obligations of the Company following the Closing arising from the Contracts assumed by the Purchasers pursuant to this Agreement.

(b) The Sellers and the Sellers’ Parent shall take and cause their respective Affiliates to take commercially reasonable steps to mitigate any Loss upon becoming aware of any event which gives rise thereto.

9.3 Indemnification Procedures.

(a) If any claim or demand for which the Sellers, the Sellers’ Parent or the Purchasers, as the case may be (an “Indemnifying Party”), may be liable to any Beneficiary hereunder is asserted against or sought to be collected from any Beneficiary by a third party (a “Third Party Claim”), such Beneficiary shall promptly, but in no event more than 30 days following notice to the Beneficiary of the claim or demand, notify the Indemnifying Party stating in reasonable detail (taking into account the information then available to the Beneficiary) the basis for the claim or demand and the amount of the claim or demand (the “Claim Notice”). The failure of the Beneficiary to give timely notice of a Third Party Claim shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent such failure has materially prejudiced the Indemnifying Party. For the avoidance of doubt, Third Party Claims that relate to Taxes (including Tax Matters) shall, to the extent addressed by Section 7.13, be governed by Section 7.13 and not this Section 9.3.

(b) If the Indemnifying Party notifies the Beneficiary of its election to defend against such Third Party Claim or demand, the Indemnifying Party shall have the right to defend the Beneficiary by appropriate proceedings and shall have the sole power to direct and control (subject to Section 9.3(c)) such defense, upon written notice delivered to the Beneficiary within 30 days after the date of the Claim Notice. The Indemnifying Party shall promptly inform the Beneficiary upon request of the status of any Third Party Claim. If any Beneficiary desires to participate in the defense, it may do so at its sole cost and expense, and the Indemnifying Party will not be liable to the Beneficiary for legal expenses incurred by the Beneficiary. All costs and expenses incurred by the Indemnifying Party in defending such Third Party Claim shall be a liability of, and shall be paid by, the Indemnifying Party.

(c) The Indemnifying Party agrees that it will not settle, compromise or consent to the entry of any judgment in any pending or threatened Third Party Claim, unless such settlement, compromise or consent includes an unconditional release of each such Beneficiary from all Liability arising or that may arise out of such Third Party Claim and provides solely for monetary relief satisfied or to be satisfied by the Indemnifying Party and no admission of wrongdoing or liability. Furthermore, with respect to a Third Party Claim that relates to Taxes of the Company, the rights of the Indemnifying Party under Section 7.13 and Section 9.3(b) to direct and control the defense of such claim shall be limited solely to the issues raised in such Third Party Claim for which an indemnification is claimed.

(d) If the Indemnifying Party elects not to defend the Beneficiary against such Third Party Claim, then the amount of any such Third Party Claim, or, if the same be contested by the Beneficiary, that portion thereof as to which such defense is unsuccessful (including the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party and shall constitute Losses hereunder. The Beneficiary shall not settle any Third Party Claim without the written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.

(e) To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any Third Party Claim, the Beneficiary will provide the Indemnifying Party and its counsel access to, during normal business hours, relevant business records and other documents, and shall permit them to consult with the employees of and counsel to the Beneficiary. Notwithstanding the foregoing sentence, with respect to a Third Party Claim that relates to Taxes of the Company, the Indemnifying Party shall have no right to access any information that relates to the Company that is not reasonably necessary to the defense of such claim. The Beneficiary shall use its commercially reasonable efforts to defend all such Third Party Claims that the Indemnifying Party does not elect to defend.

(f) If a Beneficiary asserts any claim for indemnification provided for under this Article IX other than a claim in respect of, arising out of or involving a Third Party Claim, such Beneficiary shall promptly notify the Indemnifying Party in writing, and in reasonable detail of the basis for and the amount of the claim. The failure of the Beneficiary to give timely notice of a claim shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent such failure has materially prejudiced the Indemnifying Party.

9.4 Limitations on Indemnification.

(a) The Sellers or the Purchasers, as applicable, must provide notice of a claim for indemnification pursuant to Section 9.1(a) or Section 9.2(a) prior to the expiration of the survival period provided in this Section 9.4(a). The representations and warranties contained in Article V and Article VI of this Agreement shall survive the Closing until the date that is 18 months following the Closing Date, after which time such representations and warranties shall terminate and have no further force or effect (and thereafter no claim arising from a breach thereof may be made, except as otherwise provided herein); except that (i) any claim arising from a breach or inaccuracy of the representations and warranties set forth in Section 5.1 (Corporate Existence; Authority), Section 5.2 (Company’s Corporate Existence), Section 5.4 (Capitalization), Section 5.5 (Ownership of Shares), Section 5.6 (Subsidiaries), Section 5.17 (Financial Advisors), Section 5.19 (Transactions with Related Parties), Section 6.1 (Corporate Existence; Authority) or Section 6.5 (Financial Advisors) shall not be subject to the time limit of this sentence and (ii) any claim arising from a breach or inaccuracy of the representations and warranties set forth in Section 5.10 (Taxes) and Sellers’ indemnification obligation pursuant to Section 9.1(a)(iii) shall survive for the full period of all applicable statutes of limitations (giving effect to any extension thereof) plus 60 days. The indemnification obligations under Section 9.1(a)(ii) and under Section 9.2(a)(ii) shall survive for the full period of the applicable statute of limitations governing the underlying claim for indemnification (giving effect to any extension thereof) plus 60 days. If any Beneficiary delivers to an Indemnifying Party, before the expiration of the applicable survival period, notice of an indemnification claim pursuant to this Article IX, then the applicable representation, warranty, covenant or agreement will survive with respect to such claim until, but only for purposes of, the final resolution of the matter specifically stated in such notice.

(b) The Sellers and the Sellers’ Parent shall have no liability to the Purchaser Beneficiaries for any Losses pursuant to Section 9.1(a)(i) except to the extent (and then only to the extent) the Losses incurred by the Purchaser Beneficiaries exceed an aggregate amount equal to $4,000,000 (the “Deductible Amount”) and then only for all such Losses in excess thereof, and no indemnity shall be recoverable by the Purchaser Beneficiaries for any Losses incurred with respect to any individual item or matter (or series of related items or matters arising from the same or substantially similar facts or circumstances) unless the amount of such Losses exceeds $150,000 (the “Individual Threshold Amount”), and if the Individual Threshold Amount is not exceeded, then none of such Losses with respect thereto will count toward satisfying the Deductible Amount; provided that notwithstanding the foregoing, and solely in the case of Losses arising out of any breach or inaccuracy of the representation in the first sentence of Section 5.16(c) insofar as it relates to the municipal Permits identified on Schedule 5.16(c), the Individual Threshold Amount shall not apply to any such Losses with respect to such municipal Permits and no indemnity shall be recoverable by the Purchaser Beneficiaries for any such Losses with respect to such municipal Permits unless the amount of all such Losses (without regard to the Individual Threshold Amount) exceeds $500,000 in the aggregate. The aggregate liability of the Sellers and the Sellers’ Parent under Section 9.1(a)(i) shall in no event exceed $50,000,000. The limitations set forth in the foregoing two sentences shall not apply to Losses relating to, resulting from or arising out of any inaccuracy or breach of the Fundamental Representations or Losses indemnifiable pursuant to Section 9.1(a)(ii) or Section 9.1(a)(iii). The Sellers’ and the Sellers’ Parent’s aggregate liability to the Purchaser Beneficiaries for any Losses

(i) relating to any breach of the Fundamental Representations, (ii) indemnifiable pursuant to Section 9.1(a)(ii) and (iii) indemnifiable pursuant to Section 9.1(a)(iii) shall not exceed an aggregate amount equal to the Net Purchase Price less any other Losses paid pursuant to Section 9.1(a).

(c) The Purchasers shall have no liability to the Seller Beneficiaries for any Losses pursuant to Section 9.2(a)(i) except to the extent (and then only to the extent) the Losses incurred by the Seller Beneficiaries exceed the Deductible Amount and then only for such Losses in excess thereof, and no indemnity shall be recoverable by the Seller Beneficiaries for any Losses incurred with respect to any individual item or matter (or series of related items or matters arising from the same or substantially similar facts or circumstances) unless the amount of such Losses exceeds the Individual Threshold Amount, and if the Individual Threshold Amount is not exceeded, then none of such Losses with respect thereto will count toward satisfying the Deductible Amount. The aggregate liability of the Purchasers under Section 9.2(a)(i) shall in no event exceed $50,000,000. The limitations set forth in the foregoing two sentences shall not apply to Losses relating to, resulting from or arising out of any inaccuracy or breach of the representations or warranties set forth in Section 6.1 (Corporate Existence; Authority) or Section 6.5 (Financial Advisors) or Losses indemnifiable pursuant to Section 9.2(a)(ii) or Section 9.2(a)(iii). The Purchasers’ aggregate liability to the Seller Beneficiaries for any Losses (i) relating to any breach of the representations or warranties set forth in Section 6.1 (Corporate Existence; Authority) or Section 6.5 (Financial Advisors), (ii) indemnifiable pursuant to Section 9.2(a)(ii) or (iii) indemnifiable pursuant to Section 9.2(a)(iii) shall not exceed an aggregate amount equal to the Net Purchase Price less any Losses paid pursuant to Section 9.2(a).

(d) Any matter disclosed in any Section of the Disclosure Schedule relating to any representations and warranties shall be deemed to be disclosed for all other Sections of the Disclosure Schedule relating to any representations and warranties to the extent that it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other Sections of the Disclosure Schedule.

(e) The limitations on damages set forth in this Section 9.4 shall not apply to claims by any party based on fraud, willful misconduct or intentional misrepresentation.

(f) The amount paid to the Purchaser Beneficiaries pursuant to Article IX will be reduced by all insurance or other third party indemnification proceeds actually received by any of the Purchaser Beneficiaries. Each of the Purchasers shall use commercially reasonable efforts to claim and recover any Losses suffered by the Purchaser Beneficiaries under available insurance policies to the extent such Losses are covered by such policies. Each of the Purchasers shall cause the Purchaser Beneficiaries to remit to NII Telecom any such insurance proceeds that are paid to the Purchaser Beneficiaries with respect to Losses for which the Purchaser Beneficiaries have been previously compensated under Article IX.

(g) For purposes of determining whether any breach or inaccuracy of a representation or warranty or Loss has occurred and the amount of any Loss, the representations and warranties set forth in this Agreement will be considered without regard to any materiality (including “material,” “materially,” “in all material respects” and similar qualifications) or

Material Adverse Effect qualification set forth therein, except this sentence does not apply to (i) Section 5.9(b) (Absence of Certain Developments), (ii) each reference to “material” and “materially” solely to the extent it is used to define a list of items in the first sentence of Section 5.11(b) (Leased Property), the first sentence of Section 5.12(a) (Intellectual Property), or clause (xvii) of Section 5.13(a) (Material Contracts) or (iii) the word “Material” in the term “Material Contract.”

(h) No Beneficiary shall be entitled to recover from an Indemnifying Party more than once in respect of the same Loss.

(i) The representations, warranties and covenants of the Indemnifying Party, and the Beneficiary’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Beneficiary (including by any of its representatives) or by reason of the fact that the Beneficiary or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, or that any such covenant had been or would be breached or by reason of the Beneficiary’s waiver of any condition set forth in Section 8.1 or Section 8.2, as the case may be.

(j) In the event of payment by or on behalf of any Indemnifying Party to any Beneficiary in connection with a Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Beneficiary as to any events or circumstances in respect of which such Beneficiary may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand; provided that such Beneficiary shall not be obligated to be a party to, participate in or incur expenses in connection with any such claim or demand by any Indemnifying Party.

9.5 Tax Treatment of Indemnity Payments. The Sellers and the Purchasers agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Net Purchase Price as adjusted under Section 3.3 for all Tax purposes unless otherwise required by applicable Law.

9.6 Exclusive Remedy; Remedial Losses

(a) The sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or any, covenant or agreement to be performed on or prior to the Closing Date, shall be indemnification in accordance with this Article IX, except that this Section 9.6(a) shall not prevent any Party from seeking specific performance, injunctive relief or any other equitable remedy.

(b) For the avoidance of doubt, amounts owing to the Purchaser Beneficiaries under Section 9.1(a)(iv) may be claimed and recovered, as the Purchaser Beneficiaries may in their sole discretion elect, from (A) the Supplemental Escrow Funds remaining from time to time in the Supplemental Escrow Account (if such escrow is established under Section 3.2(b)(ii)) without regard to the Deductible Amount or the Individual Threshold Amount (and any such claims and recoveries from Supplemental Escrow Funds shall not be deemed to have been made under Section 9.1(a)(i) or otherwise count against the $50,000,000 limitation applicable to claims under Section 9.1(a)(i)) and/or (B) the Indemnification Escrow Funds remaining from time to time in the Indemnity Escrow Account. The Parties agree that the aggregate amount of recovery of Remedial Losses under Section 9.1(a)(iv) shall be the funds remaining from time to time in the Supplemental Escrow Amount (if such escrow is established under Section 3.2(b)(ii)) and, subject to the limitations of Section 9.4(b), any Remedial Losses payable pursuant to Section 9.1(a)(i)).

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses (including any brokerage commissions or any finder’s or investment banker’s fees and including attorneys’ and accountants’ fees) incurred by a Party in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated hereby and the consummation of the transactions contemplated hereby and thereby shall be paid by the Party incurring the expense, and for the avoidance of doubt, any Company Transaction Expenses shall be paid by the Sellers and the Sellers’ Parent.

10.2 Arbitration Agreement.

(a) Any and all controversies, disputes, or claims arising out of or in connection with this Agreement (including the existence, validity, interpretation or breach of this Agreement and any claim based on obligations imposed by contract, tort, statute, or other Law) shall be resolved and finally settled through binding arbitration before a single arbitrator under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”). The Emergency Arbitrator Provisions of the ICC Rules shall not apply.

(b) The arbitrator shall be appointed by the International Court of Arbitration pursuant to the ICC Rules. It is the mutual intention and desire of the Parties that the arbitrator be appointed as expeditiously as possible following the submission of the dispute to arbitration.

(c) The place of the arbitration shall be New York, New York, United States of America. The language of the arbitration shall be English.

(d) Each Party shall bear its own attorneys’ and experts’ fees incurred in connection with arbitration. The arbitrator shall have the discretion to determine which Party or Parties shall pay the fees and expenses of the arbitrator and the International Chamber of Commerce.

(e) It is the intent of the Parties that, barring extraordinary circumstances, the arbitrator will render its final award within 120 days from the date on which the arbitrator is appointed. The arbitrator may extend this time only if all the parties to the arbitration agree or if the interests of justice require. The arbitrator shall establish such procedural measures, set procedural timetables, establish methods for establishing the facts of the case, and conduct hearings consistent with the Parties’ intent. Failure to adhere to the 120 day time limit, however, shall not constitute a basis for challenging the award.

(f) Consistent with the expedited nature of arbitration, the Parties agree that any disclosure required as part of the arbitration shall be limited to information or documents directly relevant to the controversy or claim in arbitration. In resolving any disagreements regarding disclosure requested as part of the arbitration, the arbitrator may, in its discretion, refer to the International Bar Association Rules on the Taking of Evidence in International Arbitration. Any disagreement regarding disclosure, including the relevance or scope of requests for disclosure, shall be determined by the arbitrator, which determination shall be conclusive.

(g) The award shall be in writing, shall be signed by the arbitrator, and shall include a statement setting forth the reasons for the award. The decision of the arbitrator in any such proceeding will be final and binding and not subject to judicial review. Final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make the award effective.

10.3 Submission to Jurisdiction. The Parties agree that any action against any Party in support of an arbitration, ancillary to an arbitration, or otherwise related to an arbitration commenced or to be commenced pursuant to Section 10.2, including any actions for provisional, interim, or conservatory measures or actions to enforce an arbitration award or any judgment entered by any court in respect of any such action may be brought in any federal or state court of competent jurisdiction located within the State of New York, and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any such action. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the Parties agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

10.4 Consent to Service of Process. Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding, including any proceeding initiated to confirm or enforce an arbitration award, by delivery of a copy thereof in accordance with the provisions of Section 10.8.

10.5 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.5 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.6 Entire Agreement; Amendments and Waivers.

(a) This Agreement (including the Schedules and Exhibits to this Agreement), the Confidentiality Agreement and any other written instrument executed by each of the Parties and expressly referencing this Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement.

(b) This Agreement can be amended, supplemented or changed, and any provision of this Agreement can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

(c) No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and performed in such State.

10.8 Notices. All notices and other communications under this Agreement between and among the Parties shall be in writing (except for communications between and among representatives of the Technical Committee in respect of the Company Certification) and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) two Business Days following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to either of the Sellers or to the Sellers’ Parent, to:

NII Mercosur Telecom, S.L.

NII Mercosur Móviles, S.L.

Calle Estraunza número 6

7º Derecha

48011 Bilbao (Vizcaya)

Spain

Attention: Daniel Irezabal del Busto

Note: There is no facsimile number.

with a copy to:

NII Holdings, Inc.

1875 Explorer Street, Suite 1000

Reston, VA 20191, U.S.A.

Attention: Gary D. Begeman, General Counsel

Facsimile No.: 703-390-5191

with a copy (which shall not constitute notice) to:

Jones Day

222 East 41st Street

New York, NY 10017, U.S.A.

Attention:  S. Wade Angus

                  Nicholas E. Rodriguez

Facsimile No.: 212-755-7306

If to either of the Purchasers, to:

Empresa Nacional de Telecomunicaciones S.A.

Avenida Andrés Bello 2687, 14th Floor

Las Condes

Santiago, Chile

Attention:  Felipe Ureta Prieto

                  Carlos Cristián Maturana

Facsimile No.: +56223606886

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017, U.S.A.

Attention:  David L. Williams

                  Edward Chung

Facsimile No.: 212-455-2502

10.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this

Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as stated in Article IX. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempted assignment without the required consents shall be void; provided that any Purchaser may assign all of its rights and obligations under this Agreement to any of its Affiliates so long as Entel continues to control such Affiliates until the Closing. No assignment shall relieve the assigning Party of any obligation. Upon any permitted assignment, the references in this Agreement to the assigning Party shall also apply to any such assignee unless the context otherwise requires.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.12 Specific Performance. The Parties agree that, if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

10.13 Further Assurances.

(a) From and after the Closing, each of the Parties shall use their commercially reasonable efforts to execute, deliver or furnish or cause to be executed, delivered or furnished, such additional documents and other papers and to take or cause to be taken such further actions as may reasonably be necessary, proper or advisable to make effective the transactions contemplated hereby.

(b) With respect to the Transferred Contracts, the Sellers and the Sellers’ Parent shall use commercially reasonable efforts to (i) provide to the Company the benefits of the applicable Contract, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Company and (iii) enforce at the request of the Company and for the account of the Company any rights of the Sellers or the Sellers’ Parent arising from any such Contract as necessary to give the Company the benefits of such Contract.

10.14 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any of the Parties shall have any liability for any obligations or liabilities for any such Party, as the case may be, under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

ENTEL INVERSIONES S.A.

By:	/s/ Felipe Ureta Prieto
	Name:	Felipe Ureta Prieto
	Title:	General Manager

EMPRESA NACIONAL DE TELECOMUNICACIONES S.A.

By:	/s/ Antonio Büchi Buc
	Name:	Antonio Büchi Buc
	Title:	Chief Executive Officer

NII MERCOSUR TELECOM, S.L.

-Sociedad Unipersonal-

By:	/s/ Daniel E. Freiman
	Name:	Daniel E. Freiman
	Title:	Duly Authorized President

NII MERCOSUR MÓVILES, S.L.

-Sociedad Unipersonal-

By:	/s/ Daniel E. Freiman
	Name:	Daniel E. Freiman
	Title:	Duly Authorized President

NII HOLDINGS, INC.

By:	/s/ Sultana Shamim Khan
	Name:	Sultana Shamim Khan
	Title:	Vice President,
Corporate Development

[Signature Page to Stock Purchase Agreement]